UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2010 ( June 1, 2010)

CHINA POWER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34230	22-3969766
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 12 Gongyuan Road, Kaifeng City
Henan Province 475002
People’s Republic of China
(Address of principal executive offices)

86 378 299 6222

(Registrant's telephone number, including area code)

Lincoln Floorplanning Co., Inc.
1326 South Ridgewood Avenue, Suite 8B, Daytona Beach, FL 32114
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

USE OF DEFINED TERMS AND TREATMENT OF STOCK

Except as otherwise indicated by the context, references in this report to:

  “BVI” refers to the British Virgin Islands;

  “China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

  “China Power Technology Inc.,” “the Company,” “we,” “us,” or “our,” refer to the combined business of China Power Technology Inc., and its wholly-owned subsidiaries, China Niceview, Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler and Desheng Installation, but do not include the stockholders of China Power Technology Inc.;

  “China Niceview” refers to China Niceview Power Technology Limited, a BVI company and its direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;

  “Desheng Boiler” refers to Henan Kaifeng Desheng Boiler Co., Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

  “Desheng Installation” refers to Henan Desheng Boiler Installation Co., Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

  “Hong Kong Niceview” refers to Hong Kong Niceview Power Technology Co., Limited, a Hong Kong company and our indirect, wholly-owned subsidiary;

  “Kaifeng Nice View” refers to Kaifeng Nice View Power Technology Co., Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

  “Lincoln” refers to Lincoln Floorplanning Co., Inc.;

  “RMB” refers to Renminbi, the legal currency of China;

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States;

  “Wise” refers to Wise Winning Limited, a BVI company;

  “Securities Act” refers to the Securities Act of 1933, as amended; and

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 1, 2010, we entered into a share exchange agreement, or the Share Exchange Agreement, with China Niceview and Wise the sole shareholder of China Niceview. Pursuant to the Share Exchange Agreement, on June 1, 2010, Wise transferred all of the shares of the capital stock of China Niceview in exchange for 36,800,000 newly issued shares of our common stock, which, after giving effect to the Cancellation Agreement disclosed below, constituted 92% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

As a condition precedent to the consummation of the Share Exchange Agreement, on June 1, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Ms. Sha Chen, whereby Ms. Chen agreed to the cancellation of 4,898,750 shares of our common stock owned by her.

The foregoing description of the terms of the Share Exchange Agreement and the Cancellation Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibits 2.1 and 4.1 to this report, which is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On June 1, 2010, we completed an acquisition of China Niceview pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange. China Niceview is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on June 1, 2010, we acquired China Niceview in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of China Niceview, except that information relating to periods prior to the date of the reverse acquisition only relate to China Niceview unless otherwise specifically indicated.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We are a Nevada holding company for several direct and indirect subsidiaries in the BVI and China. We own all of the issued and outstanding capital stock of China Niceview, a BVI corporation. China Niceview is a holding company that owns 100% of the outstanding capital stock of Hong Kong Niceview, a Hong Kong corporation. Hong Kong Niceview is a holding company that owns 100% of the equity interests of Kaifeng Nice View, a PRC corporation. Kaifeng Nice View is a holding company incorporated on May 11, 2010 under the PRC laws. Kaifeng Nice View owns 100% of Desheng Boiler and 100% of Desheng Installation, and both Desheng Boiler and Desheng Installation are operating companies. On May 17, 2010, Kaifeng Nice View entered into a loan agreement with Mr. Shiyong Fan, the sole shareholder of Wise, for a total amount of RMB 35.3416 million (approximately $5,175,514). The term of the loan is one year with no interest. Kaifeng Nice View used the proceeds of the loan to acquire 100% of the record and beneficial ownership of Desheng Boiler from our Chairman and CEO Mr. Honghai Zhang and certain other parties, including Henan Guanglian, a PRC corporation controlled by Mr. Zhang, for a consideration of RMB 25.3416 million (approximately $3,711,064). Kaifeng Nice View also acquired 95% of the record ownership, and 100% of the beneficial ownership of Desheng Installation from Mr. Zhang and certain other parties, including Henan Guanglian, for a consideration of RMB 9.5 million (approximately $1,391,228). Kaifeng Nice View acquired the remaining 5% record ownership in Desheng Installation from Desheng Boiler for a consideration of RMB 0.5 million (approximately $73,223). The loan was cancelled pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan on May 28, 2010.

Our principal manufacturing operations in China are conducted through Desheng Boiler and our boiler installation business is conducted by Desheng Installation.

The following chart reflects our organizational structure as of the date of this report.

Our Corporate History

Background and History of Lincoln

Lincoln is a Nevada Corporation formed on September 25, 2007 to provide floor plan financing to used car dealerships in North Carolina at interest rates and fees competitive in the market place for this type of financing. However, we did not engage in any operations and were dormant from our inception until our reverse acquisition of China Niceview on June 1, 2010.

Background and History of China Niceview and its Subsidiaries

China Niceview was incorporated in the British Virgin Islands on April 19, 2010. China Niceview is a holding company that has no operations or assets other than its ownership of all of the capital stock of Hong Kong Niceview. Hong Kong Niceview was incorporated in Hong Kong on April 27, 2010.

Hong Kong Niceview is also a holding company that has no operations or assets other than its ownership of all of the equity interests of Kaifeng Nice View, which in turn is the owner of Desheng Boiler and Desheng Installation. Desheng Boiler was incorporated in China on April 28, 1997. All of our manufacturing operations are conducted through Desheng Boiler. Desheng Boiler has a term from April 28, 1997 to March 31, 2026. Desheng Installation is solely engaged in the installation, reconstruction and maintenance of boilers, and carries no production activities. Desheng Installation has a term from April 23, 2007 to April 22, 2027. Every PRC company has a finite term that can continue to be renewed for additional periods on a perpetual basis, subject to changes in applicable law. On May 17, 2010, Kaifeng Nice View entered into a loan agreement with Mr. Shiyong Fan, the sole shareholder of Wise, for a total amount of RMB 35.3416 million (approximately $5,175,514). The term of the loan is one year with no interest. Kaifeng Nice View used the proceeds of the loan to acquire 100% of the record and beneficial ownership of Desheng Boiler from our Chairman and CEO Mr. Honghai Zhang and certain other parties, including Henan Guanglian, a PRC corporation controlled by Mr. Zhang, for a consideration of RMB 25.3416 million (approximately $3,711,064). Kaifeng Nice View also acquired 95% of the record ownership, and 100% of the beneficial ownership of Desheng Installation from Mr. Zhang and certain other parties, including Henan Guanglian, for a consideration of RMB 9.5 million (approximately $1,391,228). Kaifeng Nice View acquired the remaining 5% record ownership in Desheng Installation from Desheng Boiler for a consideration of RMB 0.5 million (approximately $73,223). The loan was cancelled pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan on May 28, 2010.

Acquisition of China Niceview

On June 1, 2010, we completed a reverse acquisition transaction with China Niceview whereby we issued to Wise, the sole shareholder of China Niceview, 36,800,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of China Niceview. China Niceview thereby became our wholly owned subsidiary and Wise became our controlling stockholder.

As a condition precedent to the consummation of the Share Exchange Agreement, on June 1, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Ms. Sha Chen, whereby Ms. Chen agreed to the cancellation of 4,898,750 shares of our common stock owned by her.

On May 6, 2010, Mr. Honghai Zhang, our Chairman and CEO, entered into an option agreement with Mr. Shiyong Fan, a New Zealand citizen and the sole shareholder of Wise, pursuant to which Mr. Zhang was granted an option to acquire all of the equity interests of Wise owned by Mr. Fan. Mr. Zhang may exercise the option, in whole but not in part, during the period commencing on the 180th day following of 180 days after the date of on which a resale registration statement for our shares issued to the investors in the option agreement and ending on first equity financing conducted after the second consummation of the Share Exchange Agreement is declared effective by the United States Securities and Exchange Commission, but before the fifth anniversary of the that date thereof..

Upon the closing of the reverse acquisition, Ms. Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held effective immediately and from her position as our director. Mr. Honghai Zhang was appointed as our director effective upon the closing of the reverse acquisition. In addition, our executive officers were replaced by the Desheng executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with China Niceview as the acquirer and Lincoln as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of China Niceview on a consolidated basis unless the context suggests otherwise.

Before and after the above structure changes, China Niceview, Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler and Desheng Installation were under common control of Mr. Honghai Zhang.

As a result of our reverse acquisition of China Niceview, we have assumed the business and operations of China Niceview and its Hong Kong and Chinese subsidiaries. On June 1, 2010, we amended our articles of incorporation and changed our name from “Lincoln Floorplanning Co., Inc.” to “China Power Technology, Inc.” to more accurately reflect our new business.

BUSINESS

Overview

We are one of the key manufacturers which produce Class A boilers, BRI top class pressure vessels and pressure vessels. We have been granted ISO 9001-2000 certificates to our products. Through our Chinese operating companies, we are mainly engaged in manufacture, design, development, installation and maintenance of circulating fluidized bed (“CFB”) boilers which operate with higher thermal efficiency and less pollution. We own a large scale water press with a capacity of 1,200 tons, 2,500X50mm lapping machine, X Ray defectoscope and other kinds of world class equipment. Our products include 12 series of fluidized beds in a range of 4 to 75 tons. Our facilities occupy an area of 75,185 square meters.

Our Industry

In China, demand for alternate technology with clean forms of energy generation continues to rise steeply due to the growing environmental awareness and government policies. CFB technology has emerged as an environment favorable clean combustion technology for burning a wide range of solid fuels to generate steam and heat. CFB boilers are widely used in various industries, including printing and dyeing, paper making, food & beverage, pharmaceutical, mechanical engineering, tobacco, agricultural chemicals, chemical engineering, and industrial power generation.

The overall economic growth in China has a direct impact on the boiler manufacturing industry which has been growing side by side with the economy. In 2007, sales of the CFB boilers reached RMB 2.14 billion (approximately $313 million) in China. In the first 8 months of 2008, manufacture of China's boilers and auxiliary equipment enjoyed a revenue of RMB 56.12 billion (approximately $8.2 billion), up 17.77% annually. (Source: Forward Intelligence Co., Ltd., Research Report of Product and Sale And Investment Analysis on China Boiler and Its Auxiliary Equipment Industry. (2009)). According to Chinese Academy of Social Sciences, China’s Gross Domestic Product (“GDP”) is expected to grow 9% in 2010, which is among the fastest in the world. Based on the positive expectations of the economic growth, the Chinese government forecasted that the industrial boiler industry's annual growth rate will be 20% in the "Eleventh Five-Year" period between 2006 and 2010. (Source: page 232, Yearbook of Chinese industrial boiler industry(2007-2008)).

We believe that the following factors have been and will continue to drive the growth of our industry:

  Pollution control and energy conservation

On March 16th, 2006, China announced its 11th Five-Year Plan that set new pollution reduction standards, targeting a 20% reduction in energy consumption per unit of GDP and a 10% reduction in industrial pollution by 2010. Along with the 11th Five-Year Plan, Chinese National Development and Reform Commission (“CNDRC”) promulgated the “Middle And Long-Term Energy-Saving And Development Plan” and “Ten Key Energy Conservation Projects” which clearly require that all existing boilers should increase the average thermal efficiency to 70%. CFB boiler, as replacement of the traditional travelling grate boiler, can help meet these goals given their superior energy efficiency.

  Heightened environmental awareness

According to the report entitled “International Energy Annual Report 2006-World Energy Overview 1996-2006” published in 2006 by the Energy Information Administration, a subdivision of the United States Department of Energy, the consumption of coal was the world’s largest source of carbon dioxide emissions from the consumption and flaring of fossil fuels, accounting for 41% of the world total. China was the largest producer of carbon dioxide from the consumption of coal in 2006, accounting for 41% of the world total. According to a joint report by the World Bank and Chinese Environmental Protection Administration, the economic burden of premature mortality and morbidity associated with air pollution was $23 billion in 2003, or 1.16% of GDP. Through energy efficient technology, CFB boilers will help reduce coal consumptions and carbon dioxide emissions traditionally associated with other boilers, thus alleviating pollution-related social burdens.

  Government stimulus.

On November 5, 2008, China’s State Council approved a $586 billion plan to invest in infrastructure and social welfare. On March 6, 2009, CNDRC announced a revision of the stimulus plan. The new revision added $31 billion in the stimulus, a portion of which is earmarked for energy-saving projects and must be spent by the end of 2010. CFB technology will be supported by the government as a major source of energy conservation.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively and to capitalize our growth in the industrial boiler market, especially the CFB boilers market in China:

  Leading market position in the CFB boilers market. In 2007, we had a 16% market share in the small and middle size CFB boilers market. This leading sales position will help develop our brand and brand awareness throughout China and assist us in acquiring an even larger market share in the future.

  Comprehensive clean power solution provider. Unlike most other industrial boiler manufacturers in China, we not only provide boiler products, but also provide comprehensive solution to our customers. As a total solution provider, we offer high quality CFB boiler products, and continuously provide service to assist our customers in improving boilers operation process such as installation and testing, desulfurization and denitrification, and coating repair.

  Broad product range and diversified customer base. We provide a broad range of boiler products in China. Our products include CFB industrial boiler at 12 different sizes and 7 to 8 models for boilers at each size. The broad product portfolio meets the demand of customers from a wide range of industries and helps us establish a diversified customer base.

  Leading energy-saving products. Circulating combustion ensures that operating efficiency of our CFB boilers can reach up to 86% to 90%, while the average efficiency of Chinese industrial boilers is 60% to 65%. The desulphurization ratio of our products is up to 80%. The Oxides of Nitrogen emission rate is also very low as a result of the adoption of different-level air supply and low-temperature combustion. Our CFB boilers also have great coal adaptability and have the capacity to burn all types of coal stably and efficiently.

Our Growth Strategy

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

  We will seek to grow by business expansion. Boiler installation has a high profit margin in the industry as installed boilers must undergo regular repair and maintenance, which brings us recurring income. We have decided to diversify revenue base and expand profit margin through acquisition of installation companies which in turn will expand our customer base and potentially generate cross sale.

  We will seek to grow by exploiting opportunities for horizontal integration. The market of small and medium sized industrial boilers is very fragmented. We plan to explore opportunities for acquiring industrial boiler competitors. We expect that such horizontal integration will enable us to increase our production capacity, expand distribution channel, and reduce the cost of transportation. We will leverage our top brand name and comprehensive service to replicate our success to gain larger market share.

  We plan to increase our production capacity. We plan to upgrade our equipments and establish new manufacturing and service facilities to meet the expected increase in demand for our products. The new facilities will enable us to reach to the national market as the manufacturer with the most advanced technology and the best products.

  We will continue to develop new products. We will continue to develop new products to broaden our product range so as to meet broader customer demands and seize larger market shares. The new products will help us to reach a larger number of customers in industries such as printing and dyeing, paper making, food & beverage, pharmaceutical, mechanical engineering, tobacco, agricultural chemicals, chemical engineering, and industrial power generation.

Our Products

The boilers that we design, manufacture and sell are CFB boilers. Our boilers are used to provide steam or heat for a wide variety of industries such as printing and dyeing, paper making, food & beverage, pharmaceutical, mechanical engineering, tobacco, agricultural chemicals, chemical engineering, and industrial power generation. We have developed 12 series and 143 models of CFB boilers, including series 4 tone/hour, 6 tone/hour, 10 tone/hour, 15 tone/hour, 20 tone/hour, 25 tone/hour, 30 tone/hour, 35 tone/hour, 40 tone/hour, 45 tone/hour, 50 tone/hour and 75 tone/hour. Besides, we provide comprehensive solution to customers including installation, testing, desulphurization, denitrification, and coating repair.

CFB technology utilizes the fluidized bed principle in which fuel and limestone are injected into the furnace or combustor. The particles are suspended in a stream of upwardly flowing air which enters the bottom of the furnace through air distribution nozzles. The balance of combustion air is admitted above the bottom of the furnace as secondary air. While combustion takes place at 840-900 degree celsius, the fine particles are elutriated out of the furnace with flue gas velocity of 4-6 m/s. The particles are then collected by the solids separators and circulated back into the furnace. This combustion process is occurred in CFB. The particles’ circulation provides efficient heat transfer to the furnace walls and longer residence time for carbon and limestone utilization.

The following chart illustrates how our CFB boilers work.

Fluidized Bed

At the bottom of the boiler furnace there is a bed of inert material. Bed is where the coal or fuel spreads. Air supply is from under the bed at high pressure. This lifts the bed material and the coal particles and keeps it in suspension. The coal combustion takes place in this suspended condition. This is the fluidized bed.

Special design of the air nozzles at the bottom of the bed allows air to flow without clogging. Primary air fans provide the preheated fluidizing air. Secondary air fans provide pre-heated combustion air. Nozzles in the furnace walls at various levels distribute the combustion air in the furnace.

Circulation

Fine particles of partly burned coal, ash and bed material are carried along with the flue gases to the upper areas of the furnace and then into a cyclone. In the cyclone the heavier particles separate from the gas and fall to the hopper of the cyclone. They return to the furnace for recirculation. The hot gases from the cyclone pass to the heat transfer surfaces and go out of the boiler.

Heat Recovery from Exhaust Gas

Exhaust gas can heat water inside superheater and economizer, and finally pass the energy to heat the air which will enter the furnace. This heat recovery elevates boiler efficiency to higher levels, because it extracts energy from the exhaust gases and recycles it to the process. Significant efficiency improvements can be made even on boilers that operate with properly tuned ratio and temperature controls.

Advantages of CFB Boilers

Fuel-Driven and Flexible Technology

The CFB can handle a wide range of fuels such as coal, waste coal, anthracite, lignite, petroleum coke and agricultural waste, with low heating value, high moisture content, and high ash content. The fuel flexibility provides use of substitute fuels where uncertainty of fuel supply exists and economy is an issue.

Environmental Benefits

The major environmental benefit of CFB technology is the removal of SO2 (90-95%) and NOX (emission less than 100 ppm) in the combustion process without adding post combustion cleaning equipments such as wet or dry flue gas desulfurization systems and selective catalytic reduction systems. When the limestone is injected into the furnace, the resulting calcium-sulfate-based ashes are chemically stable and are easily disposed. These ashes can be used as raw material for cement manufacturing, soil stabilization, concrete blocks, road base, and structural fills. NOX present in flue gas generally comes from two sources: the oxidation of nitrogen compounds in the fuel and reaction between the nitrogen and oxygen in the combustion air. With low temperature and staged combustion, the oxidation of fuel nitrogen is suppressed resulting in very low NOX emissions. CO and hydrocarbon emissions in the CFB boiler are well controlled.

Strong Reliability

CFB boiler design is simple and proven, compared to other technologies. Experience indicates that operating and maintenance costs are relatively lower than traditional boilers because of the ability to burn lower rank fuels, thus reducing fuel cost escalation uncertainty. Since maintenance areas are very minimal in the CFB boiler, the availability of the boiler is relatively higher. The CFB design allows emissions reduction without significant capital cost, since SO2 and NOX removal are inherent within the combustion process.

Manufacturing Processes

The production process for our CFB boilers is illustrated below:

Model Selection and Customization

After receiving orders from customers, we meet with our customers to understand their products and target consumer market. If our existing models meet the requirements of the customers, we assist them in selecting from the existing models. If new models are required, we will assist customers in designing boilers that are suitable for their specific purposes.

Quality Control

Every single pipe and main component must go through quality control process, which is conducted by an independent quality control office before it is stored.

Initial Processing

Raw materials go through initial processing by flame cutting machine. We then use lathe and drill to process trunks and accessories. The next step is to use welding machine and pipe bender to turn steel pipes into water-cool wall pipes, super heaters and economizers.

Trunk Manufacture

Trunks refer to drums, fluidized beds, and steel frames. After steel plate tests, we use welding machine to assemble drums, fluidized bed, and steel frames, the trunks need to go through defects detection, hydrostatic test and several other testing procedures to ensure operating stability.

On-Site Installation and Testing

After quality control process, pipes and trunks are stored in our warehouse. All the components are then transported from the warehouse to the customers’ site and installed on site. We provide on-site technical guidance and test running for the customers.

Raw Material

The key raw materials used in the manufacture of our CFB boilers are steel plates and steel pipes. Raw materials are purchased only from pre-selected suppliers after evaluation by our purchasing, production and quality assurance departments based on stringent selection criteria such as price, quality of their raw materials and services, track record, financial condition and market reputation.

Supplier

Our upstream enterprises are mainly steel manufacturers. The key raw materials used in the manufacture of our CFB boilers are steel plates and steel pipes, which can be purchased from all major steel suppliers. Price of raw materials rose by 90% from May 2007 to September 2008, and currently dropped to the level of May 2007. As we have a long production cycle, fluctuation of the raw materials may have material impact on our profits.

The following table set forth our top ten suppliers in 2009:

Supplier	Amount	% of
	(US$)	Purchase
Henan Yushang Industrial Co., Ltd	6,148,898	16.33%
Anyang Iron & Steel Co., Ltd.	4,129,418	10.97%
Zhengzhou Jiaan Trade Co., Ltd.	2,912,094	7.73%
Henan Xibao Metallurgical Material Co., Ltd	2,275,778	6.04%
Tianjin Seamless Steel Pipe Plant Co., Ltd.	1,957,359	5.20%
Kaifeng Special Refractories Co., Ltd.	1,896,994	5.04%
Zhengzhou New Jingwei Steel Co., Ltd.	1,516,142	4.03%
Zhengzhou Kunzhong Refractories Co., Ltd.	1,350,995	3.59%
Xima (Xinxiang) Blower Co., Ltd.	1,105,797	2.94%
Anhui Tianda Oil Pipe Co., Ltd.	1,047,106	2.78%
Total	24,340,581	64.64%

The following table set forth our top ten suppliers in 2008:

Supplier	Amount	% of
	(US$)	Purchase
Henan Yushang Industrial Co., Ltd	6,415,596	19.18%
Anyang Iron & Steel Co., Ltd.	6,009,852	17.97%
Tianjin Seamless Steel Pipe Plant	1,980,953	5.92%
Zhengzhou Kunzhong Refractories Co., Ltd.	1,755,481	5.25%
Henan Xibao Metallurgical Material Co., Ltd	1,597,517	4.78%
Zhengzhou Huayang Stainless Steel Material Co., Ltd.	1,417,259	4.24%
Kaifeng Special Refractories Co., Ltd.	1,354,465	4.05%

Supplier	Amount	% of
	(US$)	Purchase
Zhengzhou Jiaan Trading Co., Ltd.	1,133,649	3.39%
Anhui Tianda Oil Pipe Co., Ltd.	1,076,955	3.22%
Xima (Xinxiang) Blower Co., Ltd.	1,026,324	3.07%
Total	23,768,051	71.06%

Our Customers

Our CFB boilers are used by a wide variety of customers from different industries, such as printing and dyeing, paper making, food & beverage, pharmaceutical, mechanical engineering, tobacco, agricultural chemicals, chemical engineering, and industrial power generation.

The following table sets forth our top ten customers in 2009:

Customer	Revenue	% of
	(US$)	Revenue
Zhangqiu Riyue Chemicals Co., Ltd.	1,917,617	2.70%
Yunnan Enhong Coal Mine Company	1,717,740	2.42%
Hebei Donghua Jiheng Chemicals Co., Ltd.	1,611,079	2.27%
Chongqing Boiler Distribution Services Co., Ltd.	1,520,522	2.14%
Wuhan Dongli PV Electronic Co., Ltd.	1,391,734	1.96%
Harbin Chau Chau Hardware Sales Agency	1,315,408	1.85%
Zhuzhou Xinglong Chemicals Co., Ltd.	1,111,905	1.57%
Government Procurement Office, Kezhongyou Banner Finance Bureau	1,005,094	1.42%
Hunan Yanjing Beer Co., Ltd.	950,433	1.34%
Shandong Xinke Huanhua Co., Ltd.	921,509	1.30%
Total	13,463,041	18.97%

The following table sets forth our top ten customers in 2008:

Customer	Revenue	% of
	(US$)	Revenue
Sichuan North Hongguang Chemicals Co., Ltd.	1,777,498	3.27%
Shandong Yuwang Industrial Co., Ltd.	1,686,151	3.10%
Guangxi Fangcheng Port Haiyuan Wine Chemical Co., Ltd.	1,654,318	3.04%
Hebei Donghua Jiheng Chemicals Co., Ltd.	1,639,059	3.01%
Zhangqiu Riyue Chemicals Co., Ltd.	1,605,619	2.95%
Shantou Universal Textile Co., Ltd.	1,384,512	2.54%
Henan Lianchuang Chemicals Co., Ltd.	1,333,375	2.45%
Henan Weixue Beer Group Co., Ltd.	1,332,460	2.45%
Fujian Crown Win Printing and Dyeing Co., Ltd.	1,211,417	2.23%
Liaoning Black Cattle Food Industry Co., Ltd.	1,182,875	2.17%
Total	14,807,284	27.22%

Sales and Marketing

We have six sales managers leading regional sales teams covering the whole China.

Customer Service

We have pre-sales technical guidance, including model selection and layout design. We provide full installation services and on-site technical guidance, including building the furnace wall, test running, and debugging in case the customers decide to install themselves. We provide on-site training to customers until they can operate independently.

We organize two free trainings each year for our customers, and seek their feedbacks and suggestions. Our customer service is available to our customers 24 hours a day throughout the year, and we arrive at the customers’ site in 48 hours upon request. We not only provide services, but also upgrade the customers’ boiler system.

Customer service staff is selected from professional designers with more than 5 years of working experience. In addition, we have three experienced technicians to solve customer problems on site or by telephone. Our customer service center keeps customer profiles and follows the working conditions of the boilers sold to the customers.

We have established a database of qualified transporters, including the full assessment of the adequacy of their vehicles, insurance, compensation and service ability, and bid for transporters each time. We keep detailed information for each transporter on file for future reference.

Competition

The domestic market for industrial boiler products is fragmented and highly competitive. We compete with a total of 1,460 local Chinese industrial boiler manufacturers. An analysis of our major competitors is set out below:

  Taiyuan Boiler Group Co., Ltd.(“Taiyuan Boiler”). Taiyuan Boiler was established in 1958. It owns Class A boiler manufacture license, the only boiler manufacturer with such license in Shanxi Province. Its total asset is RMB 670 million (approximately $98 million). The company has 3,600 employees, 965 of which are technicians. It manufactures 126 types of boilers under 1,000 tone/hour, including chain boiler, reciprocating ire grate coal boiler, gas boiler, waste heat boiler, electric boiler, and CFB boilers. Taiyuan Boiler mainly focuses on products above 75 tone/hour, and targets mainly electric power industry and public services sectors.

  Zhengzhou Boiler Co. Ltd.(“Zhengzhou Boiler”). Zhengzhou Boiler, a state-owned enterprise, is the largest boiler manufacturer in the mid-West region. Zhengzhou Boiler has Class A boiler manufacture license and Class A pressure vessel design and manufacture license. It has world class water screen production line, digitally-controlled cutting machine, digitally-controlled rounding machine, automatic welder, and digitally-controlled annealing furnace. Zhengzhou Boiler has 972 employees, 237 of which are technicians. The total revenue in 2007 was RMB 230 million (approximately $33.7 million). Zhengzhou Boiler mainly focuses on products under 25 tone/hour.

  Wuhan Tianyuan Boiler Co.,Ltd (“Wuhan Tianyuan”). Wuhan Tianyuan was established in 1954. It obtained Class B boiler manufacture license in 1990 and Class A license in 2002. Its total revenue in 2007 was RMB 220 million (approximately $32.2 million). The major products include CFB boilers, oil burning boiler, coal burning boiler, water coal slurry boiler, electric hot water boiler, conduction oil boiler, special boiler and various special vessels.

Intellectual Property

Trademarks

Desheng Boiler has the following trademarks registered under its name:

Trademark	Registration	Country	Category	Valid Period
	No.
开锅	4715292	PRC	Class 11	April 7, 2008 to April 6, 2018

开锅	4715294	PRC	Class 7	April 7, 2008 to April 6, 2018

开锅KG	4715295	PRC	Class 11	April 7, 2008 to April 6, 2018

开锅KG	4715297	PRC	Class 7	April 7, 2008 to April 6, 2018

开锅得胜	4715299	PRC	Class 11	April 7, 2008 to April 6, 2018

Patent

Desheng Boiler does not have any patent registered under its name. However, it entered into a patent licensing agreement with Harbin Institute of Technology on April 2, 2008, pursuant to which Desheng Boiler has been granted exclusive right to use the patent owned by Harbin Institute of Technology for a consideration of RMB50,000 (approximately $7,317) for the period commencing from April 2, 2008 to April 2, 2023. The above agreement has been filed with the State Intellectual Property Office of the PRC. The details of this patent are as follows:

Patents	Registration	Type	Authorization
	No.		Date
Horizontal tilted rotate fluidized bed desulfurization reactor	ZL200610009647.6	Invention	January 19, 2026

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Environmental Matters.”

There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period up to 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate located at No.12 Park Road, Kaifeng City, Henan Province with 75,185 square meters.

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

The special equipment license is required by government to produce our products other than those permits that are required of all corporations in China. We have obtained Class A Manufacture License of Special Equipment, Design license of Special Equipment for D1 and D2 pressure vessel, and are an ISO 9001 certified manufacturer. Those licenses and certifications confirm our commitment to safety and quality.

Our Employees

We employed 1,049 full-time employees as of March 31, 2010. We recruited over 380 employees during the last 5 years. The following table sets forth the number of employees by function:

Function	Number of employees
Senior Management	7
Human Resources & Administration	72
Sales and Marketing	85
Engineering	272
Accounting	22
Manufacturing	591
TOTAL	1,049

As required by applicable PRC law, we have entered into employment contracts with all of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with relevant PRC laws.

Insurance

Currently we do not maintain any insurance for our products.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our industry is very competitive in China.

The domestic market for industrial boiler products is fragmented and highly competitive. We compete with over total 1,460 local Chinese industrial boiler manufacturers (Yearbook of Chinese industrial boiler industry(2007-2008) ). The number of these companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects and lower production and raw material costs. Some of our products compete on the basis of price and are sold in fragmented markets, allowing less expensive domestic producers to gain market share and reduce our margins.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our products mainly serve as key components in projects operated by our customers which are mostly in the printing and dyeing, paper making, food & beverage, pharmaceutical, mechanical engineering, tobacco, agricultural chemicals, chemical engineering, and industrial power generation. Therefore, we are subject to the general changes in economic conditions affecting those industry segments of the economy. If the industry segments in which our customers operate do not grow or if there is a contraction in those industries, demand for our valve products will decrease. Demand for our products is typically affected by a number of overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. If there is a decline in economic activity in China or a protracted slowdown in industries on which we rely for our sales, demand for our products and our revenue will likewise decrease.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our operations depend heavily on the availability of various raw materials. The raw materials for our operations are mainly steel plates, steel pipes and other steel based alloy. The availability of raw materials may decrease and their prices may fluctuate greatly. We have long-term relationships with several suppliers; however, if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash, cash flow from operations and the proceeds from this offering will be sufficient to meet our present and reasonably anticipated capital and capital expenditure needs given the current state of our production line for the marketing of the products. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Mr Honghai Zhang, our Chairman and Chief Executive Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because this machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay. On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. Although we have business interruption insurance, we cannot provide any assurance that the insurance will cover all losses that we experience as a result of the equipment failures. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and efficient manufacturing processes and innovative products and product improvements. We maintain five registered trademarks with State Trademark Bureau of PRC as intellectual property assets. We believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

If our customers and/or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Due to the high pressures and temperatures at which many of our products are used and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We have been subject to claims in the past, none of which have had a material adverse effect on our financial condition or results of operations, and we may be subject to claims in the future. We currently do not maintain product liability coverage and such insurance may be difficult to obtain on terms acceptable to us and may not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition.

Our products may become subject to recall in the event of defects or other performance related issues.

We are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and our distributor or customer. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Shiyong Fan is the indirect, beneficial owner of approximately 92% of our common stock. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2009; accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2010. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders.

We believe that we are not considered a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for our tax year ending December 31, 2009. However, each year we must make a separate determination as to whether we are a PFIC. We cannot assure you that we will not be a PFIC for our tax year ending December 31, 2009 or any following tax year. If a non-U.S. corporation either (i) at least 75% of its gross income is passive income for a tax year or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a tax year) is attributable to assets that produce or are held for the production of passive income, then the non-U.S. corporation will be deemed a PFIC. The market value of our assets may be determined to a large extent by the market price of our common stock, which is likely to fluctuate. If we are treated as a PFIC for any tax year during which U.S. holders hold our common stock, certain adverse United States federal income tax consequences could apply to such U.S. holders.

RISKS RELATED TO DOING BUSINESS IN CHINA

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold us liable for FCPA violations committed by companies in which we invest or that we acquire.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and the Company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of China Niceview constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On May 6, 2010, Mr. Honghai Zhang, our Chairman and CEO, entered into an option agreement with Mr. Shiyong Fan, a New Zealand citizen and the sole shareholder of Wise, pursuant to which Mr. Zhang was granted an option to acquire all of the equity interests of Wise owned by Mr. Fan. Mr. Zhang may exercise the option, in whole but not in part, during the period commencing on the 180th day following of 180 days after the date of on which a resale registration statement for our shares issued to the investors in the option agreement and ending on first equity financing conducted after the second consummation of the Share Exchange Agreement is declared effective by the United States Securities and Exchange Commission, but before the fifth anniversary of the that date thereof.. After Mr. Honghai Zhang exercises the option, he will be our ultimate controlling stockholder, through his ownership of Wise. His ownership of Wise is required to be registered with the competent authorities in China, including the State Administration for Foreign Exchange, or SAFE.

The PRC regulatory authorities may take the view that Mr. Honghai Zhang’s acquisition of Wise (the “Acquisition”) is part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Zhang will become the ultimate majority owner and effective controlling party of a foreign entity that acquired ownership of the Chinese entities originally in part owned or controlled, of record or beneficially, by the same individual.. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC in Beijing and the filings with the Beijing SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC or SAFE the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition and the share exchange transaction constitute a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries’ business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries’ business as if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New Enterprise Income Tax Law, Lincoln, China Niceview and Hong Kong Niceview maybe classified as a “resident enterprise” of China. Such classification will likely subject Lincoln, China Niceview and Hong Kong Niceview and our non-PRC stockholders to different tax treatment by the PRC tax authorities.

Under China’s Enterprise Income Tax Law and its implementing rules, or collectively the EIT Law, which became effective on January 1, 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise.” That means the enterprise can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, which became effective retroactively on January 1, 2008, further interpreting the application of the EIT Law to non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If a Chinese natural person were regarded as equivalent to a Chinese enterprise or group by Chinese tax authorities, Lincoln, China Niceview and Hong Kong Niceview may be deemed to be a resident enterprise for PRC enterprise income tax purposes. If the PRC tax authorities determined that Lincoln, China Niceview and Hong Kong Niceview were a “resident enterprise”, Lincoln, China Niceview and Hong Kong Niceview may be subject to the enterprise income tax at a rate of 25% on its worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%, adjustable in accordance with any available tax treaties between China and the resident countries. Under the EIT Law, dividends paid to “resident enterprise” from Chinese subsidiaries would qualify as “tax-exempt income,” but dividends paid by the “resident enterprise” in turn to non-PRC shareholders may be subject to a 10% withholding tax. However, the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends Lincoln pays to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

In the future, if Lincoln, China Niceview and Hong Kong Niceview is treated as a “resident enterprise” by PRC tax authorities, Lincoln, China Niceview and Hong Kong Niceview will be subject to taxation in both the U.S. and China, and their PRC tax may not be creditable against their U.S. tax.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are principally engaged in manufacture, design, development, installation and maintenance of CFB boilers. We developed the first CFB boilers in China and we hold one of the limited certificates of National A Class Boiler Manufacturer.

We are in the leading position of industrial CFB boilers market in China. Unlike most other industrial boiler manufacturers in China, we not only provide boiler products, but also provide comprehensive solution to our customers. As a total solution provider, we offer high quality CFB boiler products, and continuously provide service to assist our customer in improving boilers operation process such as installation and testing, desulfurization and denitrification, and coating repair. Our products include CFB boilers at 12 different sizes and there are 7 to 8 models at each size. The broad product variety fits the demand for customers from a wide of industries and helps us to establish a diversified customer base.

As of December 31, 2009, we had 1,049 employees. Our facilities occupy an area of 75,185 square meters. We own a large scale water press with a capacity of 1,200 tons, 2,500X50mm lapping machine, X Ray defectoscope and other world class equipment.

Because our recent operations have been limited to the operations of Desheng Boiler and Desheng Installation (collectively as “PRC subsidiaries”) , the discussion below of our performance is based upon the audited combined financial statements of the PRC subsidiaries for the years ended December 31, 2009, 2008 and 2007 and the unaudited combined financial statements for the three months period ended March 31, 2010 and 2009, which are included in this report.

Recent Developments

Reverse Acquisition

On June 1, 2010, we completed a reverse acquisition transaction through a share exchange with China Niceview and its sole shareholder, Wise, whereby we acquired 100% of the issued and outstanding capital stock of China Niceview, in exchange for 36,800,000 shares of our common stock, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, China Niceview became our wholly-owned subsidiary and Wise, the shareholder of China Niceview, became our controlling stockholder. See “Description of Business – Our Corporate History and Background –Acquisition of China Niceview” above for more information regarding China Niceview and its subsidiaries.

Upon the closing of the reverse acquisition, Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held and from her position as our sole director effective immediately. Also upon the closing of the reverse acquisition, our board of directors appointed Mr Honghai Zhang to fill the vacancy created by the resignation of Ms. Chen. In addition, our executive officers were replaced by the China Niceview executive officers upon the closing of the reverse acquisition as indicated.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with China Niceview as the acquirer and Lincoln as the acquired party.

Cancellation Agreement

As a condition precedent to the consummation of the Share Exchange Agreement, on June 1, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Ms. Sha Chen, whereby Ms. Chen agreed to the cancellation of 4,898,750 shares of our common stock owned by her.

Taxation

United States

Lincoln is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as Lincoln had no taxable income for 2009, 2008 and 2007.

British Virgin Islands

China Niceview was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Hong Kong Niceview was incorporated in the Hong Kong, and under the current laws of Hong Kong, is subject to Hong Kong income tax at a tax rate of 17.5%.

China

Desheng Boiler was certified as a high technology company and was subject to Enterprise Income Tax (“EIT”) at preferential tax rate of 15% for fiscal years of 2009, 2008, 2007 and the three months period ended March 31, 2010 and 2009. Desheng Installation was subject to EIT at tax rate of 25% for fiscal years of 2009, 2008, 2007 and the three months period ended March 31, 2010 and 2009.

China passed a new Enterprise Income Tax Law, or the new EIT Law, and its implementing rules, both of which became effective on January 1, 2008. The new EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement.

We incurred income tax expense of $4,011,483 for the year ended December 31, 2009, an increase of $1,810,553 or 82.26% from the income tax expense we incurred in the same period of 2008, which were $2,200,930. We incurred income tax expense of $1,792,482 for the year ended December 31, 2007, which was $408,448 or 22.79% less than the income tax expense we incurred in the same period of 2008. We incurred income tax expense of $1,178,356 for the three months period ended March 31, 2010, which was $247,022 or 26.52% more than the income tax expense we incurred in the same period of 2009. This increase in income tax expense was due to the growth of our revenue and operation profit over the periods.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations

Comparison of Fiscal Year Ended December 31, 2009, 2008 and 2007 and Three Months Ended March 31, 2010 and 2009 (unaudited)

The following table sets forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	Three months ended March 31				Year ended December 31
	2010		2009		2009		2008		2007
	Unaudited		Unaudited

Revenues	$20,561,994	100.00%	$17,778,625	100.00%	$70,974,991	100.00%	$54,407,035	100.00%	$43,323,050	100.00%

Cost of goods sold	13,635,697	66.32%	12,026,713	67.65%	47,353,025	67.72%	38,648,902	71.04%	31,316,987	72.29%

Gross margin	6,926,297	33.68%	5,751,912	32.35%	23,621,966	33.28%	15,758,133	28.96%	12,006,063	27.71%
Operating expenses

Selling expenses	677,951	3.30%	731,894	4.12%	2,430,278	3.42%	2,002,198	3.68%	1,744,043	4.03%
General and administrative expenses	453,302	2.20%	371,215	2.09%	1,666,483	2.35%	2,044,405	3.76%	1,413,795	3.26%

	1,131,253	5.50%	1,103,109	6.20%	4,096,761	5.77%	4,046,603	7.44%	3,157,838	7.29%
Other income (expenses)

Interest income	7,310	0.04%	8,210	0.05%	48,590	0.07%	90,751	0.17%	72,084	0.17%

Interest expense	(67,514)	-0.33%	(72,167)	-0.41%	(291,282)	-0.41%	(322,313)	-0.59%	(250,984)	-0.58%
Other (income)/expenses	3,981	0.02%	68,467	0.39%	119,175	0.17%	51,753	0.10%	171,123	0.39%

	(56,223)	-0.27%	4,510	0.03%	(123,517)	-0.17%	(179,809)	-0.33%	(7,777)	-0.02%
Income before income tax expense	5,738,821	27.91%	4,653,313	26.17%	19,401,688	27.34%	11,531,721	21.20%	8,840,448	20.41%
Income tax expense	1,178,356	5.73%	931,334	5.24%	4,011,483	5.65%	2,200,930	4.05%	1,792,482	4.14%

Net income	4,560,465	22.18%	3,721,979	20.94%	15,390,205	21.68%	9,330,791	17.15%	7,047,966	16.27%
Other comprehensive income
Foreign currency translation (gain) loss	4,161	0.02%	24,050	0.14%	50,227	0.07%	1,075,257	1.98%	948,928	2.19%
Comprehensive income	$4,564,626	22.20%	$3,746,029	21.07%	$15,440,432	21.75%	$10,406,048	19.13%	$7,996,894	18.46%

Revenues. Revenues increased by $16.6 million, or 30.45%, to $70.97 million in 2009 from $54.41 million in 2008, and revenues increased by $11.08 million, or 25.58%, to $54.41 million in 2008 from $43.32 million in 2007, and revenues increased by $2.78 million, or 15.66%, to $20.56 million in the three months ended March 31, 2010 from $17.78 million in corresponding period of 2009. The increase was mainly attributable to: (1) industrial boilers are widely used in various industries, including metallurgy, chemical engineering, food & beverage, pharmaceutical, and power generation, therefore the industrial boiler market benefits from the overall economy growth; (2) Desheng Installation installed more boilers sold by Desheng Boiler year to year; (3) we sold large size boilers, which are also with higher prices; (4) Desheng Installation promoted two new services namely boiler room design and boiler operation service in 2009, which were accepted by the market very well; (5) our successful marketing efforts and our ability to retain existing customers and develop additional large customers, and (6) our brand name is recognized by the customers more and more.

Cost of goods sold. Our cost of good sold increased by $8.70 million, or 22.52%, to $47.35 million in 2009 from $38.65 million in 2008, and increased by $7.33 million, or 23.41%, to $38.65 million in 2008 from $31.32 million in 2007, and increased by $1.61 million, or 13.38%, to $13.64 million in the three months ended March 31, 2010 from $12.03 million in corresponding period of 2009. This increase was mainly due to the revenue increase during the years and periods. The percentage of cost of goods sold against revenues, decreased from 71.04% in 2008 to 66.72% in 2009 and decrease from 72.29% in 2007 to 71.04% in 2008, decreased from 67.65% in three months ended March 31, 2009 to 66.32% in corresponding period of 2010. The decrease was due to increase of revenues from installation, boiler room design and boiler operation service, which incurred lower cost of goods sold than sales of boilers.

Gross Margin. Our gross margin increased by $7.86 million, or 49.90%, to $23.62 million in 2009 from $15.76 million in 2008, and increased by $3.75 million, or 31.25%, to $15.76 million in 2008 from $12.01 in 2007, and increased by $1.18 million, or 20.42%, to $6.93 million in the three months ended March 31, 2010 from $5.75 million in corresponding period of 2009. Gross margin as a percentage of revenues was 33.28% in 2009 as compared to 28.96% in 2008 and was 27.71% in 2007, and was 33.68% in three months ended March 31, 2010 compared to 32.35% in corresponding period of 2009. Such percentage increase was mainly attributable to change of our revenue mix. Desheng Installation strengthened the revenues from installation, boiler room design and boiler operation service, which are with much higher gross margin ratio, approximately 35% compared to 27% contributed by sales of boilers.

Selling Expenses. Our selling expenses increased by $0.43 million, or 21.38%, to $2.43 million in 2009 from $2.00 million in 2008, and increased by $0.26 million, or 14.80% in 2008 from $1.74 million in 2007, while decreased by $0.05 million, or 7.37% in the three months ended March 31, 2010 from $0.73 million in corresponding period of 2009. As a percentage of revenues, selling expenses in 2009 decreased to 3.42%, as compared to 3.68% in 2008 and 4.03% in 2007 and decreased to 3.30% in the three months ended March 31, 2010 from 4.12% in corresponding period of 2009. Due to the less favorable market situation in first quarter of 2009, we started to make every effort to develop, expand and explore the market, resulting in larger selling expenses in first quarter of 2009. The decrease from 2007 to 2009 is mainly attributable to the good expenses control, our more-and-more-accepted brand name and high reputation in this industry.

General and Administrative Expenses. Our general and administrative expenses decreased by $0.38 million, or 18.49%, to $1.67 million in 2009 from $2.04 million in 2008 while increased by $0.63 million, or 44.60%, from $1.41 million in 2007, and increase by $0.08 million, or 22.11% to $0.45 million in the three months ended March 31, 2010 from $0.37 million in corresponding period of 2009. As a percentage of revenues, general and administrative expenses in 2009 decreased to 2.35%, as compared to 3.76% in 2008, while increased in 2008 from 3.26% in 2007, and increase to 2.20% in three months ended March 31, 2010 as compared to 2.09% in corresponding period of 2009. The decrease is mainly attributable to the strict expense controls and improved management efficiency.

Interest Expenses. Our interest expenses decreased by $0.03 million, or 9.63%, to $0.29 million in 2009 from $0.32 million in 2008, while increased by $0.07 million, or 28.42% in 2008 from $0.25 million in 2007, and decreased by $0.01 million, or 6.45% to $0.06 million in the three months ended March 31, 2010, as compared to $0.07 million in corresponding period of 2009. The increase from 2007 to 2008 was due to the more loans were borrowed and the slight fluctuation from 2008 to 2009 was due to the change in the weighted average interest rate.

Income Before Income Tax Expense. Income before income tax expense increased by $7.87 million, or 68.25%, to $19.40 million in 2009 from $11.53 million in 2008, and increased by $2.69 million, or 30.44% in 2008 from $8.84 million in 2007, and increased by $1.09 million, or 23.33%, to $5.74 million in the three months ended March 31, 2010 from $4.65 million in corresponding period of 2009. Income before income tax expense as a percentage of sales revenue increased to 27.34% in 2009, as compared to 21.20% in 2008, and increased in 2008 from 20.41% in 2007, and increased to 27.91% in three months ended March 31, 2010, as compared to 26.17% in corresponding period of 2009. The increase of income before income tax expense was due to the factors described above.

Income Tax Expense. Our income tax expense increased by $1.81 million, or 82.26%, to $4.01 million in 2009 from $2.20 million in 2008, and increased by $0.41 million, or 22.79% in 2008 from $1.79 million in 2007, and increased by $0.25 million, or 26.52%, to $1.18 million in the three months ended March 31, 2010 from $0.93 million in corresponding period of 2009. The increase of income tax expense was mainly due to the increased income before income tax expense as a result of the expansion of our business during the years or periods.

Net Income. Our net income increased $6.06 million, or 64.94%, to $15.39 million in 2009 from $9.33 million in 2008, and increased $2.28 million, or 32.39% in 2008 from $7.05 million in 2007, and increased $0.84 million, or 22.53%, to $4.56 million in the three months ended March 31, 2010 from $3.72 million in corresponding period of 2009 as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2009, we had cash and cash equivalents of $6.12 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flow
(All amounts in U.S. dollars)

	Three months ended March 31		Year ended December 31,
	2010	2009	2009	2008	2007

	Unaudited	Unaudited
Net cash provided by operating activities	$7,874,880	$5,356,134	$8,093,590	$2,840,960	$8,024,306
Net cash used in investing activities	(19,540)	-	(80,800)	(74,017)	(255,422)

Net cash used in financing activities	(8,630,740)	-	(8,551,532)	(6,432,954)	(3,274,855)

Effects of foreign currency exchange rate fluctuation	993	9,117	16,235	597,293	520,495
Net cash flows	$(774,407)	$5,365,251	$(522,507)	$(3,068,718)	$5,014,524

Operating Activities

Net cash provided by operating activities was $8.10 million for 2009, as compared to $2.84 million in 2008 and the figure was $8.02 million in 2007 and $7.87 million in three months ended March 31, 2010 and $5.36 million in corresponding period of 2009. The net cash provided by operating activities in 2008 decreased significantly, as compared to 2009 and 2007, which was mainly attribute to (1) we granted the customers longer credit period in order to make development under the less favorable market situation, (2) higher level of inventories were kept at end of 2008, which occupied more working capital and decreased the operating cash flow. The increase of net cash provided by operating activities in the three months period ended March 31, 2010, as compared to corresponding period of 2009, was attributed to we collected much more accounts receivable from customers and better control on inventories storage level.

Investing Activities

Net cash used in investing activities was $0.08 million in 2009, as compared to $0.07 million in 2008 and the figure was $0.26 million in 2007 and $0.02 million in three months ended March 31, 2010 and nil in corresponding period of 2009. The change was mainly attributable to the purchase of equipment and machinery during the years or periods.

Financing Activities

Net cash used in financing activities was $8.55 million in 2009, as compared to $6.43 million in 2008, and $3.27 million in 2007, and $8.63 million in the three months ended March 31, 2010 and nil in corresponding period of 2009. The change was mainly due to the proceeds from and repayments of short-term loans and dividend distribution.

All of short-term loans were denominated in RMB for working capital purpose and were pledged by buildings and land use rights, with an average balance of US$4.62 million and weighted average interest rates of 6.310% for the year ended December 31, 2009.

We believe that we maintain good relationships with the various banks we deal with and our current available working capital, and bank loans referenced above, should be adequate to sustain our operations at our current level through at least the next twelve months.

As of the date of the Report, we are party to several loan agreements, including:

  Loan Agreement, dated August 14, 2009, between Desheng Boiler and Shanghai Pudong Development Bank, Zhengzhou Branch (“Zhengzhou PDB”), pursuant to which Zhengzhou PDB provided a loan with a total amount of RMB 20,000,000 (approximately $2,940,000). The agreement is for a term of one year. The interest rate is 5.841% per annum.

  Loan Agreement, dated November 26, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch (“Songdu Branch”) pursuant to which Songdu Branch provided a loan with a total amount of RMB 3,000,000 (approximately $440,000). The agreement is for a term of six months. The interest rate is 5.31% per annum.

  Loan Agreement, dated December 11, 2009, between Desheng Boiler and Songdu Branch, pursuant to which Songdu Branch provided a loan with a total amount of RMB 2,000,000 (approximately $293,000). The agreement is for a term of six months. The interest rate is 5.31% per annum.

  Loan Agreement, dated December 22, 2009, between Desheng Boiler and Songdu Branch pursuant to which Songdu Branch provided a loan with a total amount of RMB 3,000,000 (approximately $440,000). The agreement is for a term of one year. The interest rate is 5.31% per annum.

  Loan Agreement, dated December 30, 2009, between Desheng Boiler and Songdu Branch, pursuant to which Songdu Branch provided a loan with a total amount of RMB 2,000,000 (approximately $293,000). The agreement is for a term of one year. The interest rate is 5.31% per annum.

  Loan Agreement, dated November 16, 2009, between Desheng Installation and Songdu Branch, pursuant to which Songdu Branch provided a loan with a total amount of RMB 2,000,000 (approximately $293,000). The agreement is for a term of one year. The interest rate is 7.965% per annum.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Revenue recognition

Sales of boilers

The Group recognizes revenue from sales of boiler in accordance with Staff Accounting Bulletin No. 104, “Revenue recognition” (“ASC Topic 605”). All of the following criteria must exist in order for the Group to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax (the “VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Installation and other boiler related services

The Group recognizes the revenue of installation and other boiler related services in accordance with Financial Accounting Standards Board codification 605-35, “Construction-Type and Production-Type Contracts”, using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. From time to time, the Group will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

Accounts receivable

Accounts receivable are recognized and carried at original sales amount less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2009, 2008 and 2007 and periods ended March 31, 2010 and 2009.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years and periods presented.

Income tax

We follows Statement of Financial Accounting Standard, or SFAS, No. 109, “Accounting for Income Taxes,” or ASC Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fair value measurements

Financial instruments include cash and cash equivalents, accounts and notes receivable, prepayments and other receivables, short-term loans, accounts and notes payable, other payables and amounts due to related party. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

We adopted SFAS No. 157, “Fair Value Measurements,” or ASC Topic 820-10, on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. We have not adopted ASC Topic 820-10 for non financial assets and non financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable. As of March 31, 2010, December 31, 2009 and 2008, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

There are no revenues from any customers which individually represent greater than 10% of the total revenues for the periods presented.

Concentration of Suppliers

A summary of the suppliers who individually accounted for 10% or more of the Group’s combined purchases is as follows:

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Henan Yuyang Industry Co., Ltd.	19%	21%	16%	19%	24%
Anyang Steel Co., Ltd.	<10%	<10%	11%	18%	18%
Zhengzhou Tiandi Dalong Steel Co., Ltd.	12%	<10%	<10%	<10%	<10%
Tianjin Seamless Steel Tubes Company Zhengzhou Sales Agency	<10%	11%	<10%	<10%	<10%

Current vulnerability due to certain other concentrations

Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

We transact all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China, or the PBOC. However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Recently issued accounting pronouncements

The Financial Accounting Standards Board, or FASB, establishes the Accounting Standards Codification, or ASC

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles,” or ASC Topic 105, which establishes the FASB Accounting Standards Codification, or the Codification or ASC, as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates, or ASUs, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position, or FSP, FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” or ASC Topic 820-10-65. This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” or ASC topic 320-10-65. This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: (1) the amount related to credit losses (recorded in earnings) and (2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” or ASC Topic 820-10-65. This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. We believe the adoption of the above guidance does not have a material effect on its financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or (2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. We do not expect the adoption of this guidance to have a material effect on its financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or ASC Topic 805. This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no business combination occurred for the year ended December 31, 2009.

In April 2009, the FASB issued Staff Position No. FSP FAS 141I-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” or ASC Topic 805-20. This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, “Accounting for Contingencies,” or ASC Topic 450. We do not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

Other Accounting Changes

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” or ASC Topic 855, which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since we are a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the our financial statements.

In February 2010, FASB issued ASU No. 2010-09 which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group’s financial statements.

During 2009 and 2010, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2010-13. Except for ASU’s No. 2009-05 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

DESCRIPTION OF PROPERTY

Land Use Rights

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 75,185 square meters of five land slots located at No.26, Gongyun Road, Shunhe District, Kaifeng, Henan Province, China. The land use rights will expire in 2054.

Mortgages were created over the land use rights of the five land lots. Such mortgages are used for securing the Company’s indebtedness with Zhengzhou Branch of Shanghai Pudong Development Bank (“Zhengzhou Branch”) and Songdu Branch of Kaifeng Commercial Bank (“Songdu Branch”). We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

Buildings

We currently own fifteen buildings with a total area of 26,014 square meters covered by fifteen Property Ownership Certificates issued by Kaifeng City Housing Administration Bureau. All the buildings are located at No.26, Gongyun Road, Shunhe District, Kaifeng, Henan Province, China. Twelve buildings were mortgaged to secure our indebtedness with Zhengzhou Branch and one building was mortgaged to secure our indebtedness with Songdu Branch.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 1, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of No. 12 Gongyuan Road, Kaifeng City, Henan Province, People’s Republic of China.

			Amount and
			Nature of
Name and Address of			Beneficial	Percent of
Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)

Officers and Directors

Sha Chen	Director	Common stock, $0.001 par value	692,500	*

Honghai Zhang	Chairman and CEO	Common stock, $0.001 par value	0	*

SD Liu	Chief Financial Officer	Common stock, $0.001 par value	0	*

All officers and directors as a group (3 persons named above)		Common stock, $0.001 par value	692,500	*

5% Security Holders

Wise Winning Limited		Common stock, $0.001 par value	36,800,000	92%

Shiyong Fan		Common stock, $0.001 par value	36,800,000 (3)	92%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 40,000,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of June 1, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Represents 36,800,000 shares that are indirectly held by Mr. Shiyong Fan through Wise Winning Limited, a BVI company owned and controlled by him. Mr. Fan’s ownership interests in Wise are subject to an option agreement, which gives our Chairman and CEO, Mr. Honghai Zhang, an option to acquire all of Mr. Fan’s ownership interests in Wise. For details regarding these option agreements, see our disclosures under “Transactions with Related Persons” below.

Changes in Control

Pursuant to an option agreement, dated May 6, 2010, between Mr. Shiyong Fan and Mr. Honghai Zhang, Mr. Zhang was granted an option to acquire all of the equity interests of Wise owned by Mr. Fan. For details regarding the option agreement, see our disclosures under “Transactions with Related Persons” below. Other than the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Honghai Zhang	44	Chairman and CEO
SD Liu	35	Chief Financial Officer

Honghai Zhang. Mr. Zhang became our Chairman and CEO on June 1, 2010, the day that we consummated our reverse acquisition of China Niceview. Honghai Zhang has been chairman of Desheng Boiler and Desheng Installation since 2005. He is responsible for formulating our overall business strategies and policies. Mr Zhang is “Outstanding Entrepreneur of Kaifeng City”, and NPC member of Shunhe District, Kaifeng City. Mr Zhang holds a Bachelor’s degree from Henan University.

SD Liu. Mr. Liu became our Chief Financial Officer on June 1, 2010, the day that we consummated our reverse acquisition of China Niceview. Mr. Liu has been the Chief Financial Officer of Desheng Boiler since May 20, 2010. Before joining us, Mr. Liu worked with PricewaterhouseCoopers (“PwC”) for more than 10 years. He was a senior audit manager in PwC. Mr. Liu has hands-on audit experience with Fortune 500 companies and Chinese domestic listed companies. He possesses in-depth knowledge of Chinese accounting standards, IFRS and the US GAAP. Mr. Liu holds a Bachelor’s degree of International Business Management. He is also a member of Chinese Institute of Certified Public Accountants (CICPA).

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

		Salary	Total
Name and Principal Position	Year	($)	($)
Honghai Zhang,	2009	$52,682	$52,682
Chairman and CEO (1)	2008	$52,682	$52,682
Sha Chen,	2009	-	-
former Chairman and CEO (2)	2008	-	-
Timothy L. Kuker (3)	2009	-	-
former President and CEO	2008	-	-

(1)

On June 1, 2010, we acquired China Niceview in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Honghai Zhang became our Chairman, Chief Executive Officer, and director. Prior to the effective date of the reverse acquisition, Mr. Zhang served at China Niceview’s wholly owned subsidiary Kaifeng Nice View as its chief executive officer. The annual, long term and other compensation shown in this table include the amount Mr. Zhang received from Kaifeng Nice View prior to the consummation of the reverse acquisition.

(2)	Sha Chen resigned from all offices she held with us and her position as our director upon the closing of the reverse acquisition of China Niceview on June 1, 2010.

(3)

Timothy L. Kuker resigned from his position as our President, Principal Executive Officer and as a member of the Board of Directors on June 1, 2010, at which time Ms. Chen was appointed as our sole director and officer.

Employment Agreements

We do not have any employment agreement with any of our management.

We have not provide retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officer.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2009.

Compensation of Directors

During the 2009 fiscal year, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PERSONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in ’rm's-length transactions.

  On June 1, 2010 we entered into a cancellation agreement, or the Cancellation Agreement, with Ms. Sha Chen, whereby Ms. Chen agreed to the cancellation of 4,898,750 shares of our common stock owned by her.

  On May 6, 2010, Mr. Honghai Zhang, our Chairman and CEO, entered into an option agreement with Mr. Shiyong Fan, a New Zealand citizen and the sole shareholder of Wise, pursuant to which Mr. Zhang was granted an option to acquire all of the equity interests of Wise owned by Mr. Fan. Mr. Zhang may exercise the option, in whole but not in part, during the period commencing on the 180th day following of 180 days after the date of on which a resale registration statement for our shares issued to the investors in the option agreement and ending on first equity financing conducted after the second consummation of the Share Exchange Agreement is declared effective by the United States Securities and Exchange Commission, but before the fifth anniversary of the that date thereof..

  On May 17, 2010, Kaifeng Nice View and Mr. Shiyong Fan entered into a loan agreement, pursuant to which Mr. Fan provided Kaifeng Nice View a loan with the amount of RMB 35.3416 million (approximately $5,175,514). The term of the loan is one year with no interest.

  On May 17, 2010, Kaifeng Nice View entered into an equity transfer agreement with our Chairman and CEO Mr. Honghai Zhang and certain shareholders respectively. Pursuant to the agreements, pursuant to which Kaifeng Nice View acquired from the shareholders 100% nominal interest of the record and beneficial ownership of Desheng Boiler and from our Chairman, Mr. Honghai Zhang and certain other parties, including Henan Guanglian, a PRC corporation controlled by Mr. Zhang 100% beneficial interest of Desheng Boiler, for a consideration of RMB 25.3416 million (approximately $3,711,064).).

  On May 17, 2010, Kaifeng Nice View entered into an equity transfer agreement with Mr. Honghai Zhang and certain shareholders respectively. Pursuant to the agreements, Kaifeng Nice View pursuant to which it acquired 95% of nominal interest the record ownership, and 100% of the beneficial ownership of Desheng Installation, from the shareholders and 95% of beneficial interest of Desheng Installation from Mr. Zhang Mr. Zhang and certain other parties, including Henan Guanglian, for a consideration of RMB 9.5 million (approximately $1,391,228). On the same day, Kaifeng Nice View entered into an equity transfer agreement with Desheng Boiler and purchased subsequently acquired the remaining 5% of record ownership in Desheng Installation from Desheng Boiler for a consideration of RMB 0.5 million (approximately $73,223).

  On May 28, 2010, Kaifeng Nice View and Mr. Shiyong Fan entered into a loan agreement, pursuant to which Mr. Fan cancelled the loan to Kaifeng Nice View and waived his rights under the agreement.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “LNCZ,” however there is not currently, and there has never been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com.

Approximate Number of Holders of Our Common Stock

As of June 1, 2010, there were approximately 59 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

The Company declared a dividend of $7,722,508 and $8,551,532 to Honghai Zhang respectively for the years 2008 and 2009. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190 million shares of common stock, par value $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. No stockholder will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder.

In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of Preferred Stock then outstanding of the full amount of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

The holders of shares of our common stock are entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to any preferential payments to which the holders of shares of any series of Preferred Stock are entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No other shares of our preferred stock are currently outstanding. The issuance of additional shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A "combination" is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Globex Transfer LLC. Their mailing address is 1607 Trinidad Ave., Deltona, FL 32725-5555. Their phone number is 386-206-1133.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our amended and restated articles of incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our amended and restated articles of incorporation and bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•	The Company shall indemnify its directors and officers, or any person serving at the request of the Company, to the fullest extent permitted by the NRS.

•

The Company may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On June 1, 2010, we issued 36,800,000 shares of our common stock to Wise, the sole shareholder of China Niceview. The total consideration for the 36,800,000 shares of our common stock was 50,000 shares of China Niceview, which is all the issued and outstanding capital stock of China Niceview. The number of our shares issued to Wise was determined based on an arms-length negotiation. The issuance of our shares to Wise was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On June 1, 2010, concurrent with the share exchange transaction, our board of directors recommended and approved the dismissal of Berman Hopkins Wright & LaHam, CPAs and Associates, LLP, or Berman, as our independent auditor, effective upon the filing of the consummation of the share exchange transaction.

Berman’s reports on our financial statements as of and for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2009 and 2008 contained going concern qualifications as to the ability of us to continue.

During our two most recent fiscal years ended 2009 and 2008 and during the subsequent interim period through the date of this report, there were (1) no disagreements with Berman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Berman, would have caused Berman to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Berman as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiaries Desheng Boiler and Desheng Installation with Berstern & Pinchuk LLP, or B&P and appointed B&P as our independent registered public accounting firm.

During the fiscal years ended 2009 and 2008 and through the date hereof, neither we nor anyone acting on our behalf consulted B&P with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that B&P concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Berman with a copy of this disclosure on June 2, 2010, providing Berman with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Berman, dated June 2, 2010 is filed as Exhibit 16 to this report.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with China Niceview, the shareholder of China Niceview owns 92% of the total outstanding shares of our capital stock and 92% total voting power of all our outstanding voting securities.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition of China Niceview pursuant to the Share Exchange Agreement on June 1, 2010, Sha Chen, our sole director and officer, submitted a resignation letter pursuant to which she resigned from all offices that she held and from her position as our sole director effective immediately. The resignation of Ms. Chen was not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to Ms. Chen, who has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether she agrees with the statements made by us in this report, and if not, stating the respects in which she does not agree. No such letter has been received by us.

Also on June 1, 2010, in connection with the closing of the reverse acquisition, Honghai Zhang was appointed as our director, Chief Executive Officer and Chairman, and Mr. SD Liu was appointed as our Chief Financial Officer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03	AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Amended and Restated Articles of Incorporation

On June 1, 2010, we filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, pursuant to which we restated and integrated into a single document our previous Articles of Incorporation and amended our previous Articles of Incorporation to, among other things, change our name from "Lincoln Floorplanning Co., Inc." to “China Power Technology Inc.” and change our authorized stock from 100,000,000 shares of common stock to 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. We also amended our previous Articles of Incorporation to add new provisions to (i) indemnify our directors and officers, or any person serving at the request of the Company, to the full extent permitted by the NRS; (ii) limit the liability of our directors and officers for damages for breach of fiduciary duty as a director or officer, subject to certain exceptions; (iii) forego the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS, regulating control share acquisitions; and (iv) forego the provisions of Sections 78.411 to 78.444, inclusive, of the NRS, regulating business combinations.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the provisions of our Amended and Restated Articles of Incorporation filed as Exhibit 3.1 to this report, which is incorporated by reference herein.

For more information regarding the indemnification and liability provisions of our Amended and Restated Articles of Incorporation and Nevada law, see Item 2.01, “Indemnification of Directors and Officers” and for more information regarding the control share acquisitions and business combinations provisions of the NRS, see Item 2.01, “Description of Securities – Anti-takeover Effects of Nevada Law.”

The Amended and Restated Articles of Incorporation were approved by our board of directors and recommended for submittal to our stockholders on June 1, 2010. On June 1, 2010, China Niceview, being the record holder of 36,800,000 shares of our common stock, constituting 92% of our issued and outstanding shares of our common stock, the sole class of our voting securities, adopted and approved the Amended and Restated Articles of Incorporation by written consent in lieu of a meeting. On such date, we had 40,000,000 shares of common stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

Amended and Restated Bylaws

On June 1, 2010, our board of directors adopted Amended and Restated Bylaws, which substantially revised our existing Bylaws. The following is a summary of certain provisions of the Amended and Restated Bylaws adopted by our board of directors. Such summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 to this report and is incorporated by reference herein.

Generally, the Amended and Restated Bylaws update our former bylaws. The modifications to our former bylaws include:

(1) our Amended and Restated Bylaws provide that, whenever a quorum is present at any stockholder meeting, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy shall decide any questions brought before such meeting, except for elections of directors, which are decided by a plurality vote, whereas our previous bylaws provided that all actions were decided by plurality vote, except for elections of directors, which were decided by a majority vote;

(2) our Amended and Restated Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required, while our former bylaws required that such written consents be signed by all of the stockholders entitled to vote with respect to the subject matter thereof;

(3) our Amended and Restated Bylaws provide that at any stockholder meeting, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than 6 months prior to such meeting, unless such instrument provides for a longer period, while our former bylaws provided that such proxies be dated not more than 11 months prior to such meeting, unless such instrument provided for a longer period;

(4) our Amended and Restated Bylaws provide that our board of directors may authorize the issuance of uncertificated shares of some or all of the shares of any or all of our classes or series, while our previous bylaws did not provide for the issuance of uncertificated shares;

(5) our Amended and Restated Bylaws include a new provision providing that in all offerings of securities pursuant to Regulation S of the Securities Act, the Company shall require that its stock transfer agent refuse to register any transfer of securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or an available exemption thereunder;

(6) our Amended and Restated Bylaws may be altered, amended or repealed at any meeting of our board of directors by the affirmative vote of a majority of the directors present at such meeting, while our previous bylaws could be amended by the majority vote of stockholders at any annual or special meeting called for that purpose, or by our board of directors, provided that our board of directors could not alter or repeal any bylaws adopted by the Stockholders.

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Filed herewith are the following:

1.	Unaudited combined financial statements of Desheng Boiler and Desheng Installation for the three months ended March 31, 2010 and 2009.

2.	Audited combined financial statements of Desheng Boiler and Desheng Installation for the fiscal years ended December 31, 2009, 2008 and 2007.

(d)	Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated June 1, 2010, among the Company, China Niceview and its sole shareholder.
3.1	Amended and Restated Articles of Incorporation of the Company, as amended to date.
3.2	Amended and Restated Bylaws of the Company, as amended to date.
4.1	Cancellation Agreement, dated June 1, 2010, between the Company and Sha Chen.
10.1	English Translation of Loan Agreement, dated August 14, 2009, between Desheng Boiler and Shanghai Pudong Development Bank, Zhengzhou Branch.
10.2	English Translation of Loan Agreement, dated November 26, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.3	English Translation of Loan Agreement, dated December 11, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.4	English Translation of Loan Agreement, dated December 22, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.5	English Translation of Loan Agreement, dated December 30, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch

Exhibit No.	Description

10.6	English Translation of Loan Agreement, dated November 16, 2009, between Desheng Installation and Kaifeng Commercial Bank, Songdu Branch
10.7	English Translation of Loan Agreement, dated May 17, 2010, between Kaifeng Nice View and Mr. Shiyong Fan
10.8	English Translation of the Form of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and certain shareholders of Desheng Boiler
10.9	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Honghai Zhang
10.10	English Translation of the Form of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and certain shareholders of Desheng Installation
10.11	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Honghai Zhang
10.12	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Desheng Boiler
10.13	English Translation of the Employment Agreement, dated May 20, 2010, between Desheng Boiler and SD Liu
10.14	English Translation of Loan Cancellation Agreement, dated May 28, 2010, between Kaifeng Nice View and Mr. Shiyong Fan
14*	Code of Ethics of the Company [incorporated by reference to Exhibit 14 to the Company Annual Report on Form 10-K filed on March 29, 2010].
16	Letter from Berman regarding change in certifying accountant.
21	Subsidiaries of the Company.

* Incorporated by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Power Technology, Inc.
By: /s/Honghai Zhang
Honghai Zhang
Chief Executive Officer

Dated: June 3, 2010

HENAN KAIFENG DESHENG BOILER CO., LTD.
AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.

_________________________________________________________

Combined Financial Statements

March 31, 2010 (unaudited) and
December 31, 2009 and 2008

_________________________________________________________

HENAN KAIFENG DESHENG BOILER CO., LTD.
AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.

CONTENTS
Page
Report of independent registered public accounting firm	F-2
Combined balance sheets	F-3
Combined statements of income and comprehensive income	F-4
Combined statements of changes in members' equity	F-5
Combined statements of cash flows	F-6
Notes to the combined financial statements	F-7~F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Henan Kaifeng Desheng Boiler Co., Ltd. and
Henan Desheng Boiler Installation Co., Ltd.

We have audited the accompanying combined balance sheets of Henan Kaifeng Desheng Boiler Co., Ltd. and Henan Desheng Boiler Installation Co., Ltd. (together as "the Group") as of December 31, 2009 and 2008, and the related combined statements of income and comprehensive income, changes in members' equity and cash flows for each of the years ended December 31, 2009, 2008 and 2007. The Group's management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP

New York, New York
June 1, 2010

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
COMBINED BALANCE SHEETS
(Amounts in US$)

		March 31,	December 31,
	Note	2010	2009	2008
		Unaudited	Audited	Audited
ASSETS
Current assets
Cash and cash equivalents		$5,350,109	$6,124,516	$6,647,023
Accounts receivable, net	3	11,700,664	14,185,066	8,845,508
Inventories	4	6,441,516	8,062,590	9,001,730
Prepayments and other receivables	5	591,862	346,072	448,036
Total current assets		24,084,151	28,718,244	24,942,297

Property, plant and equipment, net	6	2,219,063	2,274,218	2,496,164
Land use rights, net	7	4,321,307	4,344,222	4,427,652
Long term investment	8	731,411	731,294	729,480
		$31,355,932	$36,067,978	$32,595,593

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Short-term loans	9	$4,681,032	$4,680,278	$4,668,670
Accounts payable		1,148,434	1,802,444	2,713,290
Accrued expenses and other payables	10	3,350,973	3,526,627	6,312,588
Income tax payable	13	631,990	449,012	180,328
Total current liabilities		9,812,429	10,458,361	13,874,876

Members’ Equity
Members’ capital		4,339,414	4,339,414	4,339,414
Additional paid-in capital	11	4,492,950	4,492,950	4,492,950
Appropriated retained earnings		3,534,093	3,534,093	3,384,015
Unappropriated retained earnings		6,468,545	10,538,820	3,850,225
Accumulated other comprehensive income		2,708,501	2,704,340	2,654,113
Total members’ equity		21,543,503	25,609,617	18,720,717
		$31,355,932	$36,067,978	$32,595,593

See notes to the combined financial statements

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

		Three months ended March 31,		Year ended December 31,
	Note	2010	2009	2009	2008	2007
		Unaudited	Unaudited		Audited

Revenues		$20,561,994	$17,778,625	$70,974,991	$54,407,035	$43,323,050
Cost of goods sold		13,635,697	12,026,713	47,353,025	38,648,902	31,316,987
Gross margin		6,926,297	5,751,912	23,621,966	15,758,133	12,006,063
Operating expenses
Selling expenses		677,951	731,894	2,430,278	2,002,198	1,744,043
General and administrative expenses		453,302	371,215	1,666,483	2,044,405	1,413,795
		1,131,253	1,103,109	4,096,761	4,046,603	3,157,838
Other income (expenses)
Interest income		7,310	8,210	48,590	90,751	72,084
Interest expense		(67,514)	(72,167)	(291,282)	(322,313)	(250,984)
Other income		3,981	68,467	119,175	51,753	171,123
		(56,223)	4,510	(123,517)	(179,809)	(7,777)
Income before income tax expense		5,738,821	4,653,313	19,401,688	11,531,721	8,840,448

Income tax expense	13	1,178,356	931,334	4,011,483	2,200,930	1,792,482
Net income		$4,560,465	$3,721,979	$15,390,205	$9,330,791	$7,047,966

Comprehensive income:
Net income		4,560,465	3,721,979	15,390,205	9,330,791	7,047,966
Foreign currency translation adjustment		4,161	24,050	50,227	1,075,257	948,928
Comprehensive income		$4,564,626	$3,746,029	$15,440,432	$10,406,048	$7,996,894

See notes to the combined financial statements

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(Amounts in US$)

					Accumulated
		Additional	Appropriated	Unappropriated	other	Total
	Members’	paid-in	retained	retained	comprehensive	members’
	capital	capital	earnings	earnings	income	equity

Balance as of January 1, 2007	$3,056,237	$4,492,950	$887,685	$3,226,068	$629,928	$12,292,868

Net income	-	-	-	7,047,966	-	7,047,966
Capital contribution	711,781	-	-	-	-	711,781
Transfer to statutory reserves	-	-	1,073,598	(1,073,598)	-	-
Dividend distribution	-	-	-	(5,535,762)	-	(5,535,762)
Foreign currency translation	-	-	-	-	948,928	948,928
Balance as of December 31, 2007	3,768,018	4,492,950	1,961,283	3,664,674	1,578,856	15,465,781

Net income	-	-	-	9,330,791	-	9,330,791
Capital contribution	571,396	-	-	-	-	571,396
Transfer to statutory reserves	-	-	1,422,732	(1,422,732)	-	-
Dividend distribution	-	-	-	(7,722,508)	-	(7,722,508)
Foreign currency translation	-	-	-	-	1,075,257	1,075,257
Balance as of December 31, 2008	4,339,414	4,492,950	3,384,015	3,850,225	2,654,113	18,720,717

Net income	-	-	-	15,390,205	-	15,390,205
Transfer to statutory reserves	-	-	150,078	(150,078)	-	-
Dividend distribution	-	-	-	(8,551,532)	-	(8,551,532)
Foreign currency translation	-	-	-	-	50,227	50,227
Balance as of December 31, 2009	$4,339,414	$4,492,950	$3,534,093	$10,538,820	$2,704,340	$25,609,617

See notes to the combined financial statements

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
COMBINED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007
	Unaudited	Unaudited		Audited

Cash flows from operating activities net income	$4,560,465	$3,721,979	$15,390,205	$9,330,791	$7,047,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,676	102,993	403,219	392,394	400,037
Change in operating assets and liabilities:
Accounts receivable	2,486,710	(1,432,920)	(5,314,704)	(2,722,502)	(1,403,045)
Inventories	1,622,387	959,804	961,005	(2,276,280)	(2,682,630)
Prepayments and other receivables	(245,736)	(18,710)	103,022	(180,656)	(161,645)
Accounts payable	(654,307)	(1,094,746)	(917,099)	(644,914)	367,451
Accrued expenses and other payables	(176,223)	2,839,865	(2,800,150)	(956,532)	4,424,271
Income tax payable	182,908	277,869	268,092	(101,341)	31,901
Net cash provided by operating activities	7,874,880	5,356,134	8,093,590	2,840,960	8,024,306

Cash flows from investing activities
Purchase of property, plant and equipment	(19,540)	-	(80,800)	(74,017)	(255,422)
Net cash used in investing activities	(19,540)	-	(80,800)	(74,017)	(255,422)

Cash flows from financing activities
Capital contribution	-	-	-	571,396	711,781
Proceeds from short-term loans	-	-	4,677,761	6,750,691	5,776,401
Repayments of short-term loans	-	-	(4,677,761)	(6,032,533)	(4,227,275)
Dividends paid	(8,630,740)	-	(8,551,532)	(7,722,508)	(5,535,762)
Net cash used in financing activities	(8,630,740)	-	(8,551,532)	(6,432,954)	(3,274,855)
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	993	9,117	16,235	597,293	520,495
Net (decrease) increase in cash and cash equivalents	(774,407)	5,365,251	(522,507)	(3,068,718)	5,014,524
Cash and cash equivalents, beginning of period	6,124,516	6,647,023	6,647,023	9,715,741	4,701,217
Cash and cash equivalents, end of period	$5,350,109	$12,012,274	$6,124,516	$6,647,023	$9,715,741

Cash paid during the period for:
Interest	$67,514	$72,167	$291,282	$322,313	$250,984
Income tax	$995,449	$653,465	$3,743,391	$2,302,272	$1,760,580

See notes to the combined financial statements

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

1.	PRINCIPAL ACTIVITIES AND ORGANIZATION

The combined financial statements include the financial statements of Henan Kaifeng Desheng Boiler Co., Ltd. (“Desheng Boiler”) and Henan Desheng Boiler Installation Co., Ltd. (“Desheng Installation”). These two companies are collectively referred to as the “Group”.

Principal activities

Desheng Boiler was incorporated in Kaifeng city, Henan province, People’s Republic of China (“PRC”) on April 28, 1997 with registered capital of Renminbi (“RMB”)13,911,600. Desheng Boiler is engaged in manufacturing, sales and post-sale service of boilers, pressure containers and chemical industry equipments. The registered capital of Desheng Boiler was increased to RMB25,341,600 on May 24, 2004.

Desheng Installation was incorporated in Kaifeng city, Henan province, PRC on April 23, 2007 with registered capital of RMB10 million. Desheng Installation is engaged in processing, technology and information consulting services of installation, reconstruction and maintenance of boilers.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

Before and after the reorganization and changes of group structure (note 16), the Group was under common control of Mr. Honghai Zhang. For three months ended March 31, 2010 and years ended December 31, 2009, 2008 and 2007, the operating results and financial position are presented by the financial statements prepared on a combined basis, commencing April 23, 2007, on which Desheng Installation was incorporated, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The financial statements were solely those of Desheng Boiler from January 1, 2007 to April 22, 2007.

The combined financial statements include the financial statements of Desheng Boiler and Desheng Installation. All significant inter-company transactions and balances have been eliminated in combination.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, depreciation period of property, plant and equipment, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)	Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

(d)	Accounts receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2009, 2008 and 2007 and three months ended March 31, 2010 and 2009.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years and periods presented.

(e)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. Inventory consists of raw materials and supplies, work in process and finished goods. The variable production overhead is allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overhead to the cost of conversion is based on the normal capacity of the production facilities.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of goods sold.

(f)	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

	Years	Residual value
Buildings and improvements	20	5%
Machinery	10	5%
Office equipment and furnishing	5	5%
Motor vehicles	5-6	5%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditure for maintenance and repairs is expensed as incurred.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the combined statements of income.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(g)	Land use rights

Land use rights represent the exclusive right to occupy and use a piece of land in the PRC during the contractual term of the land use rights. Land use rights are carried at cost and charged to expense on a straight line basis over the respective periods of the rights or the remaining period of the rights upon acquisition.

(h)	Long term investment

Long term investment that consists of ownership in a private financial institution in which the Group does not exercise significant influence, is accounted for under the cost method of accounting. Under cost method, the Group’s share of the earnings or losses of the investee are not reflected in investment gain or loss in the combined statement of income, unless the investee declares a dividend.

(i)	Impairment of long-lived assets

A long-lived asset (asset group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (asset group) are recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of March 31, 2010 and December 31, 2009 and 2008.

(j)	Foreign currency translation and transactions

The Group’s functional currency is RMB.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a fluctuation in the exchange rate between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the transaction is reported. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

The Group’s reporting currency is US$. Assets and liabilities are translated to the reporting currency at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(k)	Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” (“Accounting Standards Codification (“ASC”) Topic 450”), the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(l)	Appropriated retained earnings

The income of the Group is distributable to its stockholders after transfer to reserves as required by relevant PRC laws, regulations and the articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserves may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital. Pursuant to relevant PRC laws and articles of association of Desheng Boiler and Desheng Installation, the appropriation to the statutory reserves and other reserves is 15% of net profit of each entity after taxes, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory combined financial statements of the Group.

(m)	Revenue recognition

Sales of boilers

The Group recognizes revenue from sales of boilers in accordance with Staff Accounting Bulletin No. 104, “Revenue recognition” (“ASC Topic 605”). All of the following criteria must exist in order for the Group to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, a value added tax (the “VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue to the Group; instead, the amount is recorded as a liability on the combined balance sheets until such VAT is paid to the authorities.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

Installation and other boiler related services

The Group recognizes the revenue of installation and other boiler related services in accordance with Financial Accounting Standards Board codification 605-35, “Construction-Type and Production-Type Contracts”, using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. From time to time, the Group will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

(n)	Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Group’s internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$1,549,802, US$1,190,527 and US$994,552 for the years ended December 31, 2009, 2008 and 2007, and US$409,067 and US$353,288 for the three months ended March 31, 2010 and 2009 respectively were recorded in the general and administrative expenses and cost of goods sold.

(o)	Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group’s products and services, are expensed as incurred. Advertising costs amounted to US$38,281, US$18,275, US$56,615 for the years ended December 31, 2009, 2008 and 2007, respectively, and US$1,989 and US$19,426 for the three months ended March 31, 2010 and 2009, respectively were recorded in the selling expenses.

(p)	Retirement and other postretirement benefits

Full-time employees of the Group participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$714,585, US$646,986, and US$587,213 for the years ended December 31, 2009, 2008 and 2007, respectively, and US$182,282 and US$174,558 for the three months ended March 31, 2010 and 2009, respectively.

(q)	Income tax

The Group follows SFAS No. 109, “Accounting for Income Taxes” (“ASC Topic 740”) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

(r)	Uncertain tax positions

The Group follows Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“ASC Topic 740”). ASC Topic 740 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income tax in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of March 31, 2010, December 31, 2009 and 2008.

(s)	Comprehensive income

The Group follows SFAS No. 130, “Reporting Comprehensive Income” (“ASC Topic 220”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group’s comprehensive income represents its net income and foreign currency translation adjustments.

(t)	Segment reporting

The management has determined that the Group, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“ASC Topic 280-10”), has two operating segments, for sales of products and for providing the Installation and other boiler related services.

As the Group generates all of its revenues from customers in the PRC, no geographical segments are presented.

(u)	Fair value measurements

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other receivables, short-term loans, accounts payable and other payables. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted SFAS No. 157, “Fair Value Measurements” (“ASC Topic 820-10”) on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non-financial assets and non-financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(v)	Recently issued accounting standards

The Financial Accounting Standards Board (“FASB”) establishes the Accounting Standards Codification (“ASC”).

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (“ASC Topic 105”) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC Topic 820-10-65”). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“ASC topic 320-10-65”). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC Topic 820-10-65”). This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Group believes the adoption of the above guidance does not have a material effect on its combined financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Group does not expect the adoption of this guidance to have a material effect on its combined  financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“ASC Topic 805”). This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no business combination occurred for the year ended December 31, 2009 and three months ended March 31, 2010.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1,“Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“ASC Topic 805-20”). This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, “Accounting for Contingencies” (“ASC Topic 450”). The Group does not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

Other Accounting Changes

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“ASC Topic 855”), which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Group will be a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Group’s combined  financial statements.

In February 2010, FASB issued ASU No. 2010-09 (“ASC Topic 855”) which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group’s combined financial statements.

During 2009 and 2010, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2010-13. Except for ASU’s No. 2009-05 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

(w)	Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable. As of March 31, 2010, December 31, 2009 and 2008, all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

There are no revenues from any customers which individually represent greater than 10% of the total revenues for the periods presented.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

Concentration of Suppliers

The Group currently relies on a small number of suppliers as its source for steel plates and steel pipes, the primary raw material that is needed to produce its products. Raw materials are purchased only from pre-selected suppliers after evaluation, management believes that any of the current suppliers terminate their business arrangements with the Group or increase their prices of materials supplied, it would delay product shipments and materially adversely affect the Group’s business operations and profitability. A summary of the suppliers who individually accounted for 10% or more of the Group’s combined purchases is as follows:

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)	(Unaudited)
Henan Yuyang Industry Co., Ltd.	19%	21%	16%	19%	24%
Anyang Steel Co., Ltd.	<10%	<10%	11%	18%	18%
Zhengzhou Tiandi Dalong Steel Co., Ltd.	12%	<10%	<10%	<10%	<10%
Tianjin Seamless Steel Tubes Company Zhengzhou Sales Agency	<10%	11%	<10%	<10%	<10%

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Accounts receivable	$11,700,664	$14,185,066	$8,845,508

Because neither specific evidence indicating doubtful collection, nor long aging balance was identified during the three months ended March 31, 2010 and fiscal years ended December 31, 2009 and 2008, management concluded that no allowance for doubtful accounts was required.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

4.	INVENTORIES

Inventories consist of the following:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Raw materials	$1,104,923	$2,236,907	$2,729,121
Work in process	4,399,878	4,540,050	2,684,533
Finished goods	936,715	1,285,633	3,588,076
	$6,441,516	$8,062,590	$9,001,730

5.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Prepayments	$292,199	$293,468	$414,390
Other receivables	299,663	52,604	33,646
	$591,862	$346,072	$448,036

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Buildings and improvements	$3,419,936	$3,419,385	$3,331,954
Machinery	3,546,805	3,546,234	3,537,439
Office equipment and furnishing	205,086	205,053	204,209
Motor vehicles	287,066	287,020	286,308
Construction in progress	168,357	148,794	147,068
	7,627,250	7,606,486	7,506,978
Less: accumulated depreciation	(5,408,187)	(5,332,268)	(5,010,814)
	$2,219,063	$2,274,218	$2,496,164

The Group recorded depreciation of US$308,830, US$299,651 and US$315,268 for the years ended December 31, 2009, 2008 and 2007, respectively, and US$75,062 and US$79,416 for the three months ended March 31, 2010 and 2009, respectively.

Certain buildings with an aggregate carrying value of US$1,418,661, US$1,452,749 and US$1,509,047 as of March 31, 2010, December 31, 2009 and 2008, respectively were pledged as collateral for bank loans.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

7.	LAND USE RIGHTS, NET

The following balances represented the land use rights of the Group as of the period ends presented:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Land use rights	$4,733,400	$4,732,639	$4,720,901
Less: accumulated amortization	(412,093)	(388,417)	(293,249)
	$4,321,307	$4,344,222	$4,427,652

Land use rights represent cost of the land use rights in respect of land located in the PRC. The Group recorded amortization expenses of US$94,389, US$92,743 and US$84,769 for the years ended December 31, 2009, 2008 and 2007, respectively, and US$23,614, US$23,577 for the three months ended March 31, 2010 and 2009.

All the land use rights were pledged as collateral for bank loans as of March 31, 2010, December 31, 2009 and 2008, respectively.

8.	LONG TERM INVESTMENT

According to a share purchase agreement entered into by and between Kaifeng Cigarettes Sales Company (“Kaifeng Cigarettes”) and Desheng Boiler dated December 31, 2005, Desheng Boiler purchased 4% of equity interest of Kaifeng Municipal Commercial Bank from Kaifeng Cigarettes at a consideration of RMB5,000,000, which accounted for 4% of the total registered capital of the bank. No dividend was received by Desheng Boiler from Kaifeng Municipal Commercial Bank during the fiscal years ended December 31, 2009, 2008 and 2007 and three months periods ended March 31, 2010 and 2009. It is not practicable to estimate the fair value of the long term investment, no impairment was recognized during the fiscal years ended December 31, 2009 and 2008, and three months ended March 31, 2010.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

9.	SHORT-TERM LOANS

Short-term loans consist of the following:

	March 31, 2010			December 31,
		(unaudited)		2009 (Audited)			2008 (Audited)
	Interest	Maturity		Interest	Maturity		Interest	Maturity
Lender	rate	date	Balance	rate	date	Balance	rate	date	Balance
Kaifeng Municipal	5.31%	Jul 15, 2010	$438,847	5.31%	Jul 15, 2010	$438,776	6.66%	Nov 16, 2009	$437,688
Commercial Bank
Songdu Branch	5.31%	Jul 15, 2010	292,564	5.31%	Jul 15, 2010	292,517	5.58%	Nov 27, 2009	291,792
	5.31%	Dec 21, 2010	438,847	5.31%	Dec 21, 2010	438,776	5.58%	Dec 15, 2009	437,688
	5.31%	Dec 28, 2010	292,564	5.31%	Dec 28, 2010	292,517	5.58%	Dec 22, 2009	291,792
	7.97%	Oct 21, 2010	292,564	7.97%	Oct 21, 2010	292,517	10.02%	Oct 28, 2009	291,792
Subtotal			$1,755,386			$1,755,103			$1,750,752

Shanghai Pudong
Development
Bank	5.84%	Aug 13, 2010	2,925,646	5.84%	Aug 13, 2010	2,925,175	8.22%	Aug 13, 2009	2,917,918
Total			$4,681,032			$4,680,278			$4,668,670

All short-term loans were denominated in RMB for working capital purposes and were collateralized by buildings and land use rights, with average balances of US$4,616,485, US$4,160,991, US$3,628,702 and weighted average interest rates of 6.310%, 7.746%, 6.917% for the years ended December 31, 2009, 2008 and 2007, respectively, and with average balances of US$4,681,080 and US$4,673,866 and weighted average interest rates of 5.769% and 6.176% for three months ended March 31, 2010 and 2009, respectively.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

The following table summarizes the unused lines of credit:

		March 31, 2010			December 31,
	(Unaudited)					2009 (Audited)				2008 (Audited)
		Maturity	Facility	Unused	Starting	Maturity	Facility	Unused	Starting	Maturity	Facility	Unused
Lender	Starting date	date	amount	facility	date	date	amount	facility	date	date	amount	facility
Shanghai Pudong Development Bank	Aug 12, 2008	Aug 11, 2011	$4,388,467	$1,462,821	Aug 12, 2008	Aug 11, 2011	$4,387,761	$1,462,586	Aug 12, 2008	Aug 11, 2011	$4,376,878	$1,458,960

The above lines of credit were pledged by buildings and land use rights for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand if the Group complies with the underlying undertakings, i.e. pre-approval by lender regarding liquidation, bankruptcy, merger, split-up, restructuring, or disposal of material assets, or change in shareholding structure, etc.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

10.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	March 31,	December 31,
	2010	2009	2008
	Unaudited	Audited
Advance from customers	$819,974	$1,566,051	$3,761,035
Payroll and welfare payable	783,162	783,811	1,053,345
VAT payable	236,034	129,854	115,476
Other taxes payable	798,511	207,449	545,526
Accrued expenses	37,938	34,588	40,612
Other payables	675,354	804,874	796,594
	$3,350,973	$3,526,627	$6,312,588

11.	ADDITIONAL PAID-IN CAPITAL

The additional paid-in capital was derived from the liabilities waived and additional capital paid by the original stockholders before 2004.

12.	RESTRICTED NET ASSETS

As described in note 2(l), the net income of the Group is distributable only after sufficient appropriation of reserves. Amounts restricted to the transfer of funds to the members through loans, advances, or dividends, include members’ capital, additional paid-in capital and reserve funds of the Group as determined pursuant to the PRC accounting standards and regulations are US$12,366,457, US$12,366,457 and US$12,216,379 as of March 31, 2010 and December 31, 2009 and 2008, respectively.

13.	TAXATION

Desheng Boiler and Desheng Installation each files separate tax returns.

1)	Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of the PRC on the VAT and its implementing rules, all entities and individuals (“taxpayers”) that are engaged in the sale of products in the PRC are generally required to pay the VAT at a rate of 17% of the gross sales proceeds received, less any deductible the VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

Desheng Boiler is subject to the VAT at 17% for its revenues.

2)	Business Tax (“BT”)

Pursuant to the Provisional Regulation of China on BT and its implementing rules, all entities and individuals that are engaged in providing services which are not subject to VAT in China are generally required to pay BT at a certain rate of the gross revenues from services.

Desheng Installation is subject to BT at tax rate of 3% for its revenues from installation services and tax rate of 5% for its revenues from technology and information consulting services.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

3)	Income tax

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income. On March 16, 2007, the National People’s Congress of the PRC enacted a new Enterprise Income Tax Law (“EIT Law”) under which foreign invested enterprises and domestic companies would be subject to EIT Law at a uniform rate of 25%. The EIT Law became effective on January 1, 2008.

Desheng Boiler was qualified as New and High-Tech Enterprise ("NHTE") before and after the EIT Law effective from January 1, 2008 and therefore it enjoyed a preferential tax rate of 15% in calendar years of 2009, 2008 and 2007.

Desheng Installation was subject to the statutory tax rate of 25% in calendar years of 2009, 2008 and 2007.

The following table reconciles the Group’s effective tax for the periods presented:

	Three months ended March 31,		Year ended December 31,
	2010	2009	2009	2008	2007
	Unaudited	Unaudited		Audited
Expected enterprise income tax at statutory tax rate	$1,434,705	$1,163,328	$4,850,422	$2,882,930	$2,917,348
Effect of preferential tax rate	(255,744)	(225,232)	(832,171)	(656,830)	(1,103,994)
Expenses non- deductable for tax purpose	-	-	-	3,006	1,967
Additional deductable expenses	-	(4,235)	(4,238)	(24,988)	(22,839)
Others	(605)	(2,527)	(2,530)	(3,188)	-
Effective enterprise income tax	$1,178,356	$931,334	$4,011,483	$2,200,930	$1,792,482

14.	COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital or lease commitment as of March 31, 2010, December 31, 2009 and 2008.

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not incur any contingencies as of March 31, 2010, December 31, 2009 and 2008.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

15.	SEGMENT REPORTING

The management has determined that the Group, as defined by ASC 280-10, “Segment Reporting”, has two operating segments, for sales of boiler and for providing Installation and other boiler related services and their financial summary is as follows:

	Sales of Boiler			Installation and other boiler related services			Total
	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Revenues	$43,807,236	$37,056,802	$31,813,579	$27,167,755	$17,350,233	$11,509,471	$70,974,991	$54,407,035	$43,323,050
Cost of goods sold	32,285,002	27,106,568	23,575,840	15,068,023	11,542,334	7,741,147	47,353,025	38,648,902	31,316,987
Operating expenses	3,085,718	3,199,659	2,627,650	1,011,043	846,944	530,188	4,096,761	4,046,603	3,157,838
Income tax expense	1,242,656	960,076	899,124	2,768,827	1,240,854	893,358	4,011,483	2,200,930	1,792,482
Segment profit	7,079,054	5,608,229	4,695,262	8,311,151	3,722,562	2,352,704	15,390,205	9,330,791	7,047,966
Expenditure for segment assets	80,800	72,753	255,422	-	1,264	-	80,800	74,017	255,422
Segment assets	$27,122,240	$26,641,427	$25,072,798	$8,945,738	$5,954,166	$4,332,690	$36,067,978	$32,595,593	$29,405,488

			Installation and other boiler
	Sales of Boiler		related services		Total
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2010	2009	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$13,492,866	$11,615,717	$7,069,128	$6,162,908	$20,561,994	$17,778,625
Cost of goods sold	9,902,710	8,518,536	3,732,987	3,508,177	13,635,697	12,026,713
Operating expenses	978,723	852,833	152,530	250,276	1,131,253	1,103,109
Income tax expense	383,009	332,250	795,347	599,084	1,178,356	931,334
Segment profit	2,174,431	1,920,061	2,386,034	1,801,918	4,560,465	3,721,979
Expenditure for segment assets	19,540	-	-	-	19,540	-
Segment assets	$23,286,087	$29,413,979	$ 8,069,845	$ 8,968,351	$ 31,355,932	$ 38,382,330

16.	SUBSEQUENT EVENT

As of June 1, 2010, which is the combined financial statements issuance date, management identified the following subsequent events:

Reorganization

China Niceview Power Technology Limited (“China Niceview”) was incorporated as a limited liability company on April 19, 2010, in British Virgin Islands (“BVI”), with registered capital US$50,000.

Hong Kong Niceview Power Technology Co., Limited (“HK Niceview”) was incorporated as a limited liability company on April 27, 2010, in Hong Kong, with registered capital HK$10,000.

Kaifeng Nice View Power Technology Co., Ltd. (“Kaifeng Nice View”), a wholly-owned subsidiary of HK Niceview, was incorporated as a limited liability company on May 11, 2010 in Kaifeng city, Henan province, PRC, with registered capital US$10,600,000.

HENAN KAIFENG DESHENG BOILER CO., LTD. AND
HENAN DESHENG BOILER INSTALLATION CO., LTD.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Amounts in US$)

Pursuant to the agreement signed between Wise Winning Limited (“Wise”), a limited liability company incorporated in BVI on July 1, 2009, with registered capital US$50,000, and the stockholder of China Niceview on May 27, 2010, China Niceview’s stockholder transferred all his shares of China Niceview to Wise, after that Wise became the sole stockholder of China Niceview.

Pursuant to the agreement signed between China Niceview and the stockholder of HK Niceview on May 19, 2010, HK Niceview’s stockholder transferred all his shares of HK Niceview to China Niceview, after that China Niceview became the sole stockholder of HK Niceview.

Pursuant to various agreements signed between Kaifeng Nice View, and the stockholder of Desheng Boiler and Desheng Installation, on May 17, 2010, Desheng Boiler and Desheng Installation’s stockholder transferred all his shares in Desheng Boiler and Desheng Installation to Kaifeng Nice View, after that Kaifeng Nice View became the sole stockholder of Desheng Boiler and Desheng installation.

After the above transactions, the Group was ultimately 100% controlled by Wise. Before and after the reorganization, the Group continued to be under the operating and management control of the sole stockholder. Therefore the series of transactions will be accounted for as a reorganization of entities under common control and assets and liabilities will be reported at their historical cost in subsequent consolidated financial statements.

Reverse merger

On June 1, 2010, a share exchange agreement (“Share Exchange Agreement”) was signed among Lincoln Floorplanning Co., Inc., (“Lincoln”) a Nevada corporation. China Niceview and Wise, the sole stockholder of China Niceview, the closing of the transaction (the “Closing”) took place on June1, 2010 (the “Closing Date”).

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, Lincoln acquired all the common stock of China Niceview (the “Interests”) from Wise; and Wise transferred and contributed all of its Interests to Lincoln. In exchange, Lincoln newly issued to Wise 36,800,000 common stock, par value $0.001, constituting 92% of the issued and outstanding capital stock of Lincoln on a fully diluted basis.

As a result of the share exchange, Lincoln obtained the entire share interests of China Niceview and gain fully control on the Group indirectly. The acquisition was accounted for as a recapitalization effected by a share exchange. China Niceview is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

Notes to Unaudited Pro Forma Combined Financial Information:

Reverse merger

On June 1, 2010, Lincoln Floorplanning Co., Inc., (“Lincoln”) completed a reverse acquisition transaction through a share exchange with China Niceview and its sole shareholder, Wise Winning Limited (“Wise”), whereby Lincoln acquired 100% of the issued and outstanding capital stock of China Niceview, in exchange for 36,800,000 shares of Lincoln's common stock, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, China Niceview became Lincoln’s wholly-owned subsidiary and Wise, the sole shareholder of China Niceview, became Lincoln’s controlling stockholder, and Lincoln obtained the entire share interests of China Niceview and gain fully control on Henan Kaifeng Desheng Boiler Co., Ltd and Henan Desheng Boiler Installation Co., Ltd. (together as the "Group").

The following pro forma balance sheets have been derived from the unaudited combined balance sheet of the Group at March 31, 2010, then adjusts such information to give the effect of the acquisition of the Group by Lincoln, as if the acquisition had occurred at March 31, 2010.

The following pro forma EPS statements have been derived from the audited combined statements of income of the Group for the fiscal years ended December 31, 2009, 2008 and 2007, and the unaudited combined statements of income of the Group for three months ended March 31, 2010 and 2009, then adjusts such information to give the effect for the acquisition of the Group by Lincoln for the fiscal years ended December 31, 2009, 2008 and 2007, and three months ended March 31, 2010 and 2009, respectively.

The pro forma combined balance sheets and EPS statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated on those historical dates.

Unaudited Pro Forma Combined Earnings per Share

	Three Months Ended
	March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007

Net income attributable to stockholders	4,560,465	3,721,979	15,390,205	9,330,791	7,047,966

Net income per Share
Basic and diluted	0.11	0.09	0.38	0.23	0.18
Weighted average shares outstanding
Basic and diluted	40,000,000	40,000,000	40,000,000	40,000,000	40,000,000

Unaudited Pro Forma Combined Balance Sheet at March 31, 2010

	The Group	Lincoln
	March 31,	March 31,
	2010	2010	Adjustments
	(A)	(B)	(C)	(D)	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	5,350,109	1,750			5,351,859
Accounts and notes receivable, net	11,700,664	-			11,700,664
Inventories	6,441,516	-			6,441,516
Prepayments and other receivables	591,862	5,450			597,312
Total current assets	24,084,151	7,200			24,091,351
Non-current assets
Property, plant and equipment, net	2,219,063	750			2,219,813
Land use rights, net	4,321,307	-			4,321,307
Long term investment	731,411	-			731,411
	31,355,932	7,950			31,363,882
LIABILITIES AND EQUITY
Current liabilities
Short-term loans	4,681,032	-			4,681,032
Accounts and notes payable	1,148,434	13,750			1,162,184
Accrued expenses and other payables	3,350,973	-			3,350,973
Income tax payable	631,990	-			631,990
Total current liabilities	9,812,429	13,750			9,826,179
Equity
Prefer stock (US$0.001 par value 10,000,000 shares authorized, nil shares issued and outstanding)	-	-			-
Common stock (US$0.001 par value, 190,000,000 shares authorized, 40,000,000 shares issued and outstanding)	4,339,414	8,099	(4,339,414)	31,901	40,000
Additional paid-in capital	4,492,950	82,714	4,339,414	(31,901)	8,786,564
				(96,613)
Appropriated retained earnings	3,534,093	-			3,534,093
Unappropriated retained earnings	6,468,545	(96,613)		96,613	6,468,545
Accumulated other comprehensive income	2,708,501	-			2,708,501
Total equity	21,543,503	(5,800)			21,537,703
	31,355,932	7,950			31,363,882

Assumptions and Adjustments:

(A)	Historical combined balance sheet at March 31, 2010 of the Group.
(B)	Value of assets and liabilities of Lincoln at March 31, 2010 acquired and assumed in transaction.
(C)&(D)	On June 1, 2010, the stockholder delivered to Lincoln its common stock of China Niceview free and clear of all liens, in exchange for 36,800,000 newly issued shares of Lincoln’s common stock.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated June 1, 2010, among the Company, China Niceview and its sole shareholder.
3.1	Amended and Restated Articles of Incorporation of the Company, as amended to date.
3.2	Amended and Restated Bylaws of the Company, as amended to date.
4.1	Cancellation Agreement, dated June 1, 2010, between the Company and Sha Chen.
10.1	English Translation of Loan Agreement, dated August 14, 2009, between Desheng Boiler and Shanghai Pudong Development Bank, Zhengzhou Branch.
10.2	English Translation of Loan Agreement, dated November 26, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.3	English Translation of Loan Agreement, dated December 11, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.4	English Translation of Loan Agreement, dated December 22, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.5	English Translation of Loan Agreement, dated December 30, 2009, between Desheng Boiler and Kaifeng Commercial Bank, Songdu Branch
10.6	English Translation of Loan Agreement, dated November 16, 2009, between Desheng Installation and Kaifeng Commercial Bank, Songdu Branch
10.7	English Translation of Loan Agreement, dated May 17, 2010, between Kaifeng Nice View and Mr. Shiyong Fan
10.8	English Translation of the Form of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and certain shareholders of Desheng Boiler
10.9	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Honghai Zhang
10.10	English Translation of the Form of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and certain shareholders of Desheng Installation
10.11	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Honghai Zhang
10.12	English Translation of Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View and Desheng Boiler
10.13	English Translation of the Employment Agreement, dated May 20, 2010, between Desheng Boiler and SD Liu
10.14	English Translation of Loan Cancellation Agreement, dated May 28, 2010, between Kaifeng Nice View and Mr. Shiyong Fan
14*	Code of Ethics of the Company [incorporated by reference to Exhibit 14 to the Company Annual Report on Form 10-K filed on March 29, 2010].
16	Letter from Berman regarding change in certifying accountant.
21	Subsidiaries of the Company.

* Filed herein